UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
 Exchange Act of 1934

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U.S. Concrete, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 26, 2009
Dear Stockholder:

On behalf of the Board of Directors, we invite you to attend the 2009 Annual Meeting of Stockholders of U.S. Concrete, Inc. We will hold the meeting at our principal offices at 2925 Briarpark Drive, Suite 1050, Houston, Texas, at 8:00 a.m. Central Time, on Wednesday, May 6, 2009.

We have decided to take advantage of the Securities and Exchange Commission rules that allow issuers to provide electronic access to proxy materials over the Internet. We believe that furnishing these materials electronically will allow us to more efficiently provide our stockholders with the information, while reducing costs and reducing the impact of our annual meeting on the environment.

The Board of Directors has made the following materials available to you over the Internet or, upon your request, has delivered printed versions of these materials to you by mail: the Notice of Annual Meeting of Stockholders, the Proxy Statement providing information concerning the matters to be acted on at the meeting, and our Annual Report to Stockholders describing U.S. Concrete’s operations during the year ended December 31, 2008. If you requested printed versions of these materials, a proxy card for the annual meeting is also included.

We hope you will be able to attend the meeting in person.  Whether or not you plan to attend, please take the time to vote. You may vote your shares via the Internet or by telephone by following the instructions included in this package, or, if you elected to receive printed versions of the materials, by signing, dating and returning the enclosed paper proxy card in the enclosed postage-paid envelope.

                Thank you for your interest in U.S. Concrete.

Sincerely,

/s/ John M. Piecuch	/s/ Michael W. Harlan

John M. Piecuch	Michael W. Harlan
Chairman of the Board	President and Chief Executive Officer

U.S. CONCRETE, INC.

2925 Briarpark Drive, Suite 1050, Houston, Texas 77042

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Wednesday, May 6, 2009

To the Stockholders of U.S. Concrete, Inc.:

The Annual Meeting of Stockholders of U.S. Concrete, Inc. will be held on Wednesday, May 6, 2009, at 8:00 a.m., Central Time, at our principal offices at 2925 Briarpark Drive, Suite 1050, Houston, Texas. At the meeting, we will ask you to consider and take action on the following:

(1)	elect seven directors to serve until the 2010 annual meeting of stockholders (Proposal No. 1);

(2)	ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of U.S. Concrete for the year ending December 31, 2009 (Proposal No. 2); and

(3)	transact any other business that may properly come before the annual meeting or any adjournment or postponement of the meeting.

Our Board of Directors has set the close of business on March 12, 2009 as the record date for determining stockholders entitled to receive notice of and to vote at the annual meeting. A list of all stockholders entitled to vote is available for inspection during normal business hours at our principal offices at 2925 Briarpark Drive, Suite 1050, Houston, Texas 77042. This list also will be available at the meeting.

Your vote is very important. Whether or not you plan to attend the annual meeting, we encourage you to read the proxy statement and submit a proxy so that your shares can be voted at the meeting and to help us ensure a quorum for the meeting.

By Order of the Board of Directors,

/s/ Curt M. Lindeman

Curt M. Lindeman
Vice President, General Counsel and Corporate Secretary
Houston, Texas March 26, 2009

U.S. CONCRETE, INC.

PROXY STATEMENT
 FOR 2009 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT
 THE MEETING AND VOTING

Q:	How do I access the proxy materials?

A:
Pursuant to the Securities and Exchange Commission rules, we have elected to provide electronic access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders of record, which we began mailing on or about March 26, 2009. We refer to that notice as the “Notice.” Instructions on how to access the proxy materials over the Internet are included in the Notice.

All stockholders will have the ability to access the proxy materials on the Web site referred to in the Notice. Stockholders may also request to receive a printed set of the proxy materials, on an ongoing basis, via the Internet at www.proxyvote.com, by sending an email to sendmaterial@proxyvote.com, or by calling 1-800-579-1639.

Q:	What am I being asked to vote on?

A:	We are asking you to vote on the following:

•	the election of seven directors to serve until the 2010 annual meeting of stockholders (Proposal No. 1);

•	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2009 (Proposal No. 2); and

•	any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

Q:	Who may vote?

A:
All stockholders of record as of the close of business on March 12, 2009, the record date for the meeting, are entitled to vote. Holders of our common stock are entitled to one vote per share.  As of March 12, 2009, 37,213,446 shares of our common stock were outstanding and entitled to vote.

Q:	Who may attend the meeting?

A:	All stockholders as of the record date, or their duly appointed proxies, may attend the meeting.

Q:	How do I vote?

A:	You may vote in the following ways:

•	you may come to the annual meeting and cast your vote in person;

•	you may cast your vote by telephone by using the toll-free number listed on the Notice;

•	you may cast your vote over the Internet by using the Internet address listed on the Notice; or

•
if you elected to receive printed versions of the materials, you may vote by signing and returning the enclosed proxy card. If you do, the persons named on the card will vote your shares in the manner you indicate.

The telephone and Internet voting procedures are designed to verify your vote through the use of a voter control number that is provided on your individual copy of the Notice. The procedures also allow you to vote your shares and to confirm that your instructions have been properly recorded. Please see your copy of the Notice for specific instructions.

If you hold shares through a brokerage firm, bank or other custodian, you may vote by telephone or the Internet only if the custodian offers that option.

Q:	Who is soliciting my proxy?

A:	U.S. Concrete is soliciting your proxy on behalf of its Board of Directors.

Q:	What happens if I do not indicate how I wish to vote on one or more of the proposals?

A:
If you return your signed proxy card but do not indicate how you wish to vote, the persons named as proxies will vote your shares FOR election of all the nominees for director (Proposal No. 1) and FOR ratification of the appointment of PricewaterhouseCoopers LLP (Proposal No. 2).  We are not aware of any other matters that may come before the annual meeting. If any other matter does come before the annual meeting, the proxy holders will vote the proxies according to their best judgment.

Q:	What if I vote by proxy and then change my mind?

A:	If you have one or more stock certificates issued in your own name, and you vote by proxy, via mail, the Internet or telephone, you may later revoke your proxy instructions by:

•	writing to U.S. Concrete’s Corporate Secretary at the mailing address in the answer to the last question below;

•	delivering a properly executed proxy card dated after the date of the proxy card you want to revoke;

•	voting at a later time by telephone or the Internet; or

•	attending the annual meeting and casting your vote in person.

Q:	When did U.S. Concrete first distribute this proxy statement and the accompanying form of proxy to stockholders?

A:	We first distributed this proxy statement and the accompanying form of proxy to our stockholders on or about March 26, 2009.

Q:	What constitutes a quorum?

A:
The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the meeting constitutes a quorum. We need a quorum of stockholders to hold a valid annual meeting. If you have properly voted by proxy, via mail, the Internet or telephone, you will be considered part of the quorum. We will count abstentions and broker non-votes as present for the purpose of establishing a quorum. A broker non-vote occurs when a broker votes on some matters on the proxy card but not on others because the broker does not have the authority to do so. If a quorum is not present, the chairman or the holders of a majority of the shares of common stock present in person or by proxy at the annual meeting may adjourn the meeting, without notice other than an announcement at the meeting, until the required quorum is present.

Q:	What vote is required for the passage of each of the proposals up for consideration at the annual meeting?

A:
Directors are elected by a plurality, which means that the seven nominees receiving the greatest number of votes will be elected. Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2009 requires the affirmative vote of a majority of the votes cast on the proposal. Abstentions and broker non-votes will have no effect on the vote for directors or the ratification of our independent registered public accounting firm.

Q:	Who will count the votes?

A:	Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes.

Q:	What shares are reflected on my copy of the Notice or my proxy card?

A:
The shares listed on your copy of the Notice or your proxy card represent, as of the record date, all the shares of common stock held in your name, as distinguished from shares held by a broker in “street” name. You should receive a separate notice or proxy card from your broker if you hold shares in “street” name.

Q:	What does it mean if I get more than one Notice or proxy card?

A:
It indicates that your shares are held in more than one account, such as two brokerage accounts, or are registered in different names. You should vote or provide a proxy for the shares covered by each Notice or proxy card to ensure that all your shares are voted.

Q:	What is U.S. Concrete’s mailing address?

A:	Our mailing address is U.S. Concrete, Inc., 2925 Briarpark Drive, Suite 1050, Houston, Texas 77042.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the beneficial ownership of our common stock as of March 12, 2009 (except as set forth in the footnotes below) by each person who we know beneficially owns more than 5% of the outstanding shares of our common stock, each of our directors, our chief executive officer, our other executive officers named in the Summary Compensation Table in this proxy statement (except Scott R. Evans our former Regional Vice President – South Central Region, who left our company on October 15, 2008) and all our current directors and current executive officers as a group. Unless otherwise indicated in the footnotes below, each individual named has sole voting and dispositive power with respect to the shares shown, and the address of all those persons is c/o U.S. Concrete, Inc., 2925 Briarpark Drive, Suite 1050, Houston, Texas 77042.

	Shares of Common Stock Beneficially Owned
Name	Number	Percent
Wells Fargo & Company (1)	3,635,107	9.77%
Dimensional Fund Advisors LP (2)	3,296,135	8.86
HBMA Holdings, Inc. (3)	3,233,451	8.69
Barclays Global Investors, NA. (4)	2,512,383	6.75
Rutabaga Capital Management (5)	2,060,172	5.54
State of Wisconsin Investment Board (6)	2,057,552	5.53
Thomas J. Albanese (7)	1,284,213	3.45
William T. Albanese (8)	954,782	2.57
Michael W. Harlan (9)	807,389	2.17
Vincent D. Foster (10)	668,306	1.80
Robert D. Hardy (11)	174,200	*
Murray S. Simpson (12)	122,114	*
Michael L. Gentoso (13)	95,892	*
Gary J. Konnie (14)	89,152	*
Curt M. Lindeman (15)	79,767	*
Mary P. Ricciardello (16)	52,500	*
T. William Porter III (17)	52,000	*
John M. Piecuch (18)	32,657	*
Directors and executive officers as a group (20 persons) (19)	4,976,064	13.37

*   Less than 1%.

(1)
Number of shares owned is based solely on a Schedule 13G/A filed with the SEC by Wells Fargo & Company on its own behalf and on behalf of its subsidiaries, Wells Capital Management Incorporated, Wells Fargo Funds Management, LLC, Wells Fargo Bank, National Association, Wells Fargo Investments, LLC and Wachovia Capital Markets, LLC, on January 22, 2009, reporting ownership as of December 31, 2008. Wells Fargo & Company’s address is 420 Montgomery Street, San Francisco, CA 94104. The Schedule 13G/A reports beneficial ownership of 3,635,107 shares of common stock, sole voting power for 3,608,762 shares of common stock, sole dispositive power for 2,984,397 shares of common stock and shared dispositive power for 100 shares of common stock. We have not made any independent determination as to the beneficial ownership of such entities and are not restricted in any determination we may make by reason of inclusion of such entities or their shares in this table.

(2)
Number of shares owned is based solely on a Schedule 13G/A filed with the SEC on February 9, 2009, reporting ownership as of December 31, 2008. This stockholder’s address is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746. The Schedule 13G/A reports beneficial ownership and sole dispositive power for 3,296,135 shares of common stock, and sole voting power for 3,229,799 shares of common stock. We have not made any independent determination as to the beneficial ownership of such stockholder and are not restricted in any determination we may make by reason of inclusion of such stockholder or its shares in this table.

(3)
Number of shares is based solely on a Schedule 13D filed with the SEC jointly by HBMA Holdings, Inc. (“HBMA”) and Dr. Adolf Merckle, Ms. Ruth Merckle, Mr. Ludwig Merckle, Mr. Tobias Merckle, Dr. Philipp Merckle and Ms. Jutta Breu (collectively, the “Merckle Family,” and with HBMA, collectively, the “HMBA Reporting Persons”) on June 6, 2008, reporting ownership as of May 27, 2008.  HMBA is an indirect 100% owned subsidiary of Heidelberg Cement. HBMA’s address is 300 East John Carpenter Freeway, Suite 1645, Irving, TX 75062. The Schedule 13D reports that the HMBA Reporting Persons have beneficial ownership, shared voting power and shared dispositive power for 3,233,451 shares of common stock. We have not made any independent determination as to the beneficial ownership of such stockholders and are not restricted in any determination we may make by reason of inclusion of such stockholders or their shares in this table.

(4)
Number of shares owned is based solely on a Schedule 13G filed with the SEC on February 5, 2009 by Barclays Global Investors, NA on its own behalf and on behalf of Barclays Global Fund Advisors, reporting ownership as of December 31, 2008.  Barclays Global Investors NA’s address is 400 Howard Street, San Francisco, CA 94105.  The Schedule 13G reports  beneficial ownership of an aggregate of 2,512,383 shares of common stock, with Barclays Global Investors, N.A. having sole voting power for 1,345,871 of those shares and sole dispositive power for 1,551,836 of those shares, and Barclays Global Fund Advisors having sole voting power and sole dispositive power for 960,547 of those shares.  We have not made any independent determination as to the beneficial ownership of such entities and are not restricted in any determination we make by reason of inclusion of such entities or their shares in this table.

(5)
Number of shares owned is based solely on a Schedule 13G/A filed with the SEC on February 5, 2009, reporting ownership as of December 31, 2008. This stockholder’s address is 64 Broad Street, 3rd Floor, Boston, MA 02109. The Schedule 13G/A reports beneficial ownership and sole dispositive power for 2,060,172 shares of common stock, shared voting power for 1,289,472 shares of common stock and sole voting power for 770,700 shares of common stock.  We have not made any independent determination as to the beneficial ownership of such stockholder and are not restricted in any determinate we may make by reason of inclusion of such stockholder or its shares in this table.

(6)
Number of shares owned is based solely on a Schedule 13G filed with the SEC on February 3, 2009, reporting ownership as of December 31, 2008.  This stockholder’s address is P.O. Box 7842, Madison, WI 53707.  The Schedule 13G reports beneficial ownership, sole voting power and sole dispositive power for 2,057,522 shares of common stock.  We have not made any independent determination as to the beneficial ownership of such stockholder and are not restricted in any determination we may make by reason of inclusion of such stockholder or its shares in this table.

(7)
Includes 50,000 shares of common stock Mr. Albanese has the right to acquire within 60 days on the exercise of stock options, 25,130 shares deemed beneficially owned by Mr. Albanese as co-trustee of the Thomas J. Albanese Trust, 1,156,311 shares owned by Mr. Albanese as trustee of the Maureen H. Albanese Qtip trust and 28,750 restricted shares.

(8)
Includes 50,000 shares of common stock Mr. Albanese has the right to acquire within 60 days on the exercise of stock options, 852,274 shares deemed beneficially owned by Mr. Albanese as co-trustee of the William T. Albanese Revocable Trust and 28,750 restricted shares.

(9)
Includes 391,250 shares of common stock Mr. Harlan has the right to acquire within 60 days on the exercise of stock options, 50,000 shares deemed beneficially owned by Mr. Harlan as co-trustee of the Michael and Bonnie Harlan 1996 Trust and 127,375 restricted shares.

(10)
Includes 200,00 shares of common stock Mr. Foster has the right to acquire within 60 days on the exercise of stock options and 300 shares deemed beneficially owned by Mr. Foster as custodian under the Texas Uniform Gifts to Minors Act.

(11)	Includes 2,500 shares of common stock Mr. Hardy has the right to acquire within 60 days on the exercise of stock options and 81,250 restricted shares.

(12)
Includes 50,000 shares of common stock Mr. Simpson has the right to acquire within 60 days on the exercise of stock options, 41,523 shares deemed beneficially owned by Mr. Simpson as trustee of the Murray S. Simpson 1990 Revocable Trust and 30,591 shares owned by the Cora S. Simpson 1990 Revocable Trust of which Mr. Simpson’s wife serves as trustee.  Mr. Simpson disclaims beneficial ownership of the 30,591 shares the Cora S. Simpson 1990 Revocable Trust owns.

(13)	Includes 25,000 shares of common stock Mr. Gentoso has the right to acquire within 60 days on the exercise of stock options and 56,875 restricted shares.

(14)	Includes 2,500 shares of common stock Mr. Konnie has the right to acquire within 60 days on the exercise of stock options and 49,750 restricted shares.

(15)	Includes 2,500 shares of common stock Mr. Lindeman has the right to acquire within 60 days on the exercise of stock options and 60,500 restricted shares.

(16)	Includes 50,000 shares of common stock Ms. Ricciardello has the right to acquire within 60 days on the exercise of stock options.

(17)	Includes 40,000 shares of common stock Mr. Porter has the right to acquire within 60 days on the exercise of stock options.

(18)	Includes 22,657 shares of common stock Mr. Piecuch has the right to acquire within 60 days on the exercise of stock options.

(19)
Includes 997,407 shares of common stock the current directors and current executive officers as a group have the right to acquire within 60 days on the exercise of stock options and 696,875 restricted shares.

The number of shares and percentage of ownership for each person listed and for the directors and executive officers as a group assume that shares of common stock those persons may acquire within 60 days are outstanding, unless otherwise indicated.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Our Board currently consists of seven members. Murray S. Simpson has determined to retire from the Board as of the time of the election of directors at the 2009 annual meeting of stockholders, and Ray C. Dillon has been nominated to fill this position. The persons named in the proxy will vote to elect all of the nominees as directors for terms ending at the 2010 annual meeting of stockholders, except in cases where authority to vote for the nominees is withheld. Although we have no reason to believe that the nominees will be unable to serve as directors, if any nominee withdraws or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominee our Board designates.

Information regarding the ages and backgrounds of the nominees is set forth below (ages are as of March 26, 2009):

Nominee	Age	Position(s) Held
John M. Piecuch	60	Director and Chairman of the Board (1)
Michael W. Harlan	48	Director, President and Chief Executive Officer (2)
Vincent D. Foster	52	Director (3)
T. William Porter III	67	Director (4)
Mary P. Ricciardello	53	Director (5)
William T. Albanese	65	Director and Vice President of Business Development – Northern California (6)
Ray C. Dillon	53	Director nominee

(1)	Chairman of the Board, Member and Chair of the Compensation Committee, Member of the Audit Committee and Member of the Executive Committee.

(2)	Member and Chair of the Executive Committee.

(3)	Member of the Compensation Committee, Member of the Audit Committee and Member of the Executive Committee.

(4)	Member of the Nominating and Corporate Governance Committee.

(5)	Member and Chair of the Audit Committee and Member of the Nominating and Corporate Governance Committee.

(6)	Member of the Executive Committee.

John M. Piecuch has served as one of our directors since 2007 and became nonexecutive Chairman of the Board of Directors in 2008. From 2002 to 2006, Mr. Piecuch served as President and Chief Executive Officer of MMI Products, Inc., a manufacturer and supplier of construction products, including concrete and steel reinforcement products, used in North American residential and nonresidential construction industries. Mr. Piecuch served as President and Chief Executive Officer of Lafarge Corporation, a leading producer of cement and concrete products in North America, from 1996 to 2001. Previously, he served in various other positions with Lafarge Corporation and its parent entity, Lafarge S.A., from 1987 to 1996. From 1979 to 1986, Mr. Piecuch held various positions, including President of the Cement Division of National Gypsum Company, a building products manufacturer. Mr. Piecuch is also a director and chair of the audit committee of Brampton Brick Limited, a company with shares listed on the Toronto Stock Exchange.

Michael W. Harlan has served as our President and Chief Executive Officer since 2007, and as one of our directors since 2006. Previously, he served as one of our directors from 1999 to 2003. From 2003 through 2007, Mr. Harlan served as our Executive Vice President and Chief Operating Officer. Mr. Harlan served as our Chief Financial Officer from 1998 to 2004, as our Senior Vice President from 1998 to 2003, and as our Corporate Secretary from 1998 to 1999. Prior to founding our Company, Mr. Harlan served as Senior Vice President and Chief Financial Officer of Apple Orthodontix, Inc., an orthodontic practice management company, from 1996 to 1998. From 1991 through 1996, Mr. Harlan held various positions in the finance and acquisitions departments, including Treasurer from 1993 to 1996, of Sanifill, Inc., an international environmental services company that USA Waste Services, Inc. acquired in 1996. Mr. Harlan is on the Board of Directors of Waste Connections, Inc., a publicly-traded solid waste services firm, where he serves as Chairman of the Audit Committee. He is a member of the Board of Directors of the National Ready-Mixed Concrete Association, the industry’s largest trade organization (the “NRMCA”), where he serves on the Executive Committee. Mr. Harlan is also a member of the Board of Trustees of the RMC Research & Education Foundation, where he serves as Chairman of the Program Committee and a member of the Advisory Council. He is also a member of the Concrete Industry Management National Steering Committee and the University of Houston Honors College Advisory Board.

Vincent D. Foster has served as one of our directors since 1998, and served as nonexecutive Chairman of the Board of Directors from 1999 through 2008. Since 2007, Mr. Foster has served as the Chairman and Chief Executive Officer of Main Street Capital Corporation, a specialty investment company. Since 2002, Mr. Foster has also been the Senior Managing Director of Main Street Mezzanine Management, LLC and Main Street Capital Partners, LLC. Mr. Foster has also been the Senior Managing Director of the general partner for Main Street Capital II, L.P., a licensed small business investment corporation managed by Main Street Capital Partners, LLC, since 2006. He also served as Senior Managing Director of Main Street Equity Ventures II, L.P. (and its predecessor firm), a private equity firm, from 1997 through 2002. From 1988 through 1997, Mr. Foster was a partner of Andersen Worldwide and Arthur Andersen LLP, where he served as the director of the corporate finance practice and the mergers and acquisitions practice in the southwestern United States. Mr. Foster has served as a director of the Texas TriCities chapter of the National Association of Corporate Directors, of which he is a founding member, since 2002. He is also a director of Quanta Services, Inc., an electrical and telecommunications contracting company, Carriage Services, Inc., a death-care company, and Team Industrial Services, Inc., a provider of specialty industrial services.

T. William Porter III has served as one of our directors since 2001. Mr. Porter is the Chairman of Porter & Hedges, L.L.P., a Houston, Texas law firm, of which Mr. Porter has been a partner since its founding in 1981. Mr. Porter is also a director of Helix Energy Solutions Group, Inc., a marine contractor and operator of offshore oil and gas properties and production facilities, and Copano Energy, L.L.C., a midstream energy company with networks of natural gas gathering and intrastate transmission pipelines.

Mary P. Ricciardello has served as one of our directors since 2003. Ms. Ricciardello served as Senior Vice President and Chief Accounting Officer of Reliant Energy, Incorporated, a diversified energy company now known as CenterPoint Energy, Inc., from 2001 through 2002, where she also served as Senior Vice President and Comptroller from 1999 through 2001, as Vice President and Comptroller from 1996 through 1999, as Corporate Comptroller from 1993 through 1996 and in various other positions from 1982 through 1993. In addition, Ms. Ricciardello served as Senior Vice President and Chief Accounting Officer of Reliant Resources, Inc. (now Reliant Energy, Inc.) from 2001 through 2002, a company to which Reliant Energy, Inc. transferred its unregulated energy business in 2001. Ms. Ricciardello has served as a director of the Texas TriCities chapter of the National Association of Corporate Directors since 2004. Ms. Ricciardello’s current principal occupation is as a certified public accountant and she has not held a principal employment position with a third-party employer since leaving her positions with Reliant Energy, Inc. and Reliant Resources, Inc. in 2002. Ms. Ricciardello is also a director of Noble Corporation, an offshore drilling company, and Devon Energy Corporation, an oil and gas exploration and production company.

William T. Albanese was elected to serve as one of our directors in 2007. Previously, he served as one of our directors from 1999 to 2003. Mr. Albanese has served as our Vice President of Business Development – Northern California since January 2008. Mr. Albanese served as our Regional Vice President – Northern California Region from 2005 through 2008, and served as President of our Bay Area Region from 1999 through 2005. From 1987 through May 1999, Mr. Albanese served as President of Central Concrete Supply Co., Inc. (“Central”), one of the companies we acquired in 1999 as the platform business of our Bay Area Region into which we subsequently consolidated other Bay Area operations. Previously, he served in various other capacities for Central since 1966. Mr. Albanese is the brother of Thomas J. Albanese, the Executive Vice President of Sales of our Bay Area Region.

Ray C. Dillon is nominated for election as a director.  He has served as the President and Chief Executive Officer and a director of Deltic Timber Corporation, a public natural resources company focused on the ownership and management of timberland, since 2003. Previously, Mr. Dillon served in various positions with Gaylord Container Corporation, a manufacturer and distributor of corrugated containers, containerboard, unbleached kraft paper, multiwall bags, grocery bags and sacks, and specialty chemicals, from 1994 through 2003, including Executive Vice President from 2000 through 2003, Vice President Primary Products from 1997 through 2000, and Vice President Mill Operations from 1994 through 1997. He has 30 years of experience in the paper and forest products industry.

The election of any director requires the favorable vote of the holders of a plurality of the shares of common stock present and voting, in person or by proxy, at the annual meeting. Any abstentions or broker non-votes will not affect the vote. If you properly completed the voting instructions via mail, the Internet or telephone, the persons named as proxies will vote your shares “FOR” the election of the nominees listed above unless you withhold authority to vote for one or more of the nominees. We do not expect that any of the nominees will refuse or be unable to act as a director of U.S. Concrete for the term specified. If, however, any nominee becomes unable or unwilling to serve as a director prior to the vote, the persons named as proxies intend to vote the proxy shares for the election of any other person the Board of Directors may designate.

The Board of Directors recommends that you vote FOR the election of our director nominees.

INFORMATION CONCERNING THE BOARD OF DIRECTORS
 AND COMMITTEES

Board of Directors

Our Board met six times and took action by unanimous written consent on five occasions during 2008. Our Board has standing audit, compensation, nominating and corporate governance and executive committees.  Committee designations are usually made by the Board following the election of directors at each annual meeting of our stockholders, and upon the addition or resignation of directors between annual meetings, if needed.  Since the date of our 2008 proxy, our Board made committee designations following the May 22, 2008 meeting of our stockholders.

During 2008, each member of the Board attended at least 75% of the aggregate number of meetings of the Board and any committee of the Board on which such director served, except T. William Porter who attended 73%. Our common stock is quoted on the Nasdaq Global Select Market (the “Nasdaq”). As a result, we are subject to the Nasdaq’s listing standards. The Board has determined that five of its members, Ms. Ricciardello and Messrs. Foster, Piecuch, Porter and Simpson, are “independent directors” within the meaning of the applicable listing standards of the Nasdaq. The Board has also determined that, if elected, Mr. Dillon would also be an “independent director” within the meaning of the applicable listing standards of the Nasdaq.

Our policy is to encourage all members of the Board to attend our annual meetings of stockholders. All members of the Board, except one, attended last year’s annual meeting.

Audit Committee

The audit committee, which met four times and took action by unanimous written consent on one occasion during 2008, has consisted of Ms. Ricciardello (chair) and Messrs. Foster and Piecuch since May 24, 2007.  The audit committee is governed by a charter our Board has adopted, a copy of which is available on our Web site at www.us-concrete.com. The Board has determined that each member of the audit committee is an “independent director” in accordance with the applicable rules of the SEC and applicable corporate governance standards of the Nasdaq. The Board has also determined that Ms. Ricciardello and Messrs. Piecuch and Foster are each an “audit committee financial expert,” as defined in the applicable rules of the SEC. For information relating to Ms. Ricciardello’s and Messrs. Foster’s and Piecuch’s backgrounds, see their respective biographical information under “Election of Directors” above.

The audit committee assists our Board in fulfilling its oversight responsibility relating to:

•	the integrity of our financial statements and financial reporting process;

•	the qualifications, independence and performance of our independent registered public accounting firm;

•	the performance of our internal audit function; and

•	our compliance with legal and regulatory requirements.

The audit committee’s purpose is to oversee our accounting and financial reporting processes, the audits of our financial statements, the qualifications of our independent registered public accounting firm and the performance of our internal auditors. Our management is responsible for preparing our financial statements and for our internal controls, and our independent registered public accounting firm is responsible for auditing those financial statements and the related audit of internal control over financial reporting. The audit committee is not providing any expert or special assurance as to our financial statements or any professional certification as to the independent registered public accounting firm’s work. The following functions are among the key duties and responsibilities of the audit committee:

•
reviewing and discussing with management and our independent registered public accounting firm our audited and interim unaudited financial statements and related disclosures included in our quarterly earnings releases and periodic reports filed with the SEC;

•	recommending to the Board whether our audited financial statements should be included in our annual report on Form 10-K for that year;

•
reviewing and discussing the scope and results of the independent registered public accounting firm’s annual audit and quarterly reviews of our financial statements, and any other matters required to be communicated to the audit committee by the independent registered public accounting firm;

•
discussing with management, our senior internal audit executive and our independent registered public accounting firm the adequacy and effectiveness of our disclosure controls and procedures, our internal controls and procedures for financial reporting and our risk assessment and risk management policies;

•	the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm, including overseeing their independence;

•	reviewing and pre-approving all audit and permitted non-audit services that may be performed by our independent registered public accounting firm;

•	reviewing and assessing, on an annual basis, the adequacy of the audit committee’s charter and recommending revisions to the Board; and

•
reviewing the appointment of our senior internal audit executive, reviewing and discussing with that individual the scope and staffing of our internal audits and reviewing all significant internal audit reports.

The audit committee meets separately with our internal auditors and the independent registered public accounting firm to provide an open avenue of communication.

Compensation Committee

The compensation committee, which met four times and took action by unanimous written consent on two occasions during 2008, consisted of Messrs. Porter (chair), Piecuch and Simpson from before January 1, 2008 through May 22, 2008.  Since May 22, 2008, the compensation committee has consisted of Messrs. Piecuch (chair), Foster and Simpson. Each member of the compensation committee is an “independent director” within the meaning of the applicable Nasdaq listing standards. The compensation committee has granted our chief executive officer (as the sole member of the quarterly restricted stock committee) the authority to grant up to 50,000 shares of restricted stock per calendar year (12,500 per quarter, with ungranted shares rolling over to the next calendar quarter) to nonexecutive officers of our company. The quarterly restricted stock committee took action by written consent on three occasions in 2008. The compensation committee is governed by a charter our Board has adopted, a copy of which is available on our Web site at www.us-concrete.com, and its key responsibilities and functions are discussed in “Compensation Discussion and Analysis.”

For additional information regarding the compensation committee, see “Compensation Committee Interlocks and Insider Participation” and “Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee

The nominating and corporate governance committee, which met two times and took action by unanimous written consent on one occasion during 2008, has consisted of Messrs. Simpson (chair) and Porter and Ms. Ricciardello since January 1, 2008. The nominating and corporate governance committee is governed by a charter our Board has adopted, a copy of which is available on our Web site at www.us-concrete.com. Each member of the nominating and corporate governance committee is an “independent director,” within the meaning of the applicable Nasdaq listing standards.

The following functions are among the key duties and responsibilities of the nominating and corporate governance committee:

•	evaluating candidates for membership on the Board, including any nominations for election to the Board validly made by our stockholders;

•	recommending to the full Board all nominees for election to the Board by our stockholders;

•	advising the compensation committee regarding the compensation paid to nonemployee directors in the form of annual retainers and meeting fees;

•	recommending directors to be appointed by the Board to fill vacancies on the Board; and

•	reviewing, and making recommendations to the Board regarding, corporate governance matters.

In carrying out its function to evaluate and recommend nominees for election to the Board, the nominating and corporate governance committee considers a candidate’s mix of skills, experience, character, commitment and diversity of background, all in the context of the requirements of the Board at that time. Each candidate should be prepared to participate fully in Board activities, including attendance at, and active participation in, meetings of the Board, and not have other personal or professional commitments that would, in the nominating and corporate governance committee’s judgment, interfere with or limit such candidate’s ability to do so. Additionally, in determining whether to recommend a director for re-election, the nominating and corporate governance committee also considers the director’s past attendance at Board and committee meetings and participation in and contributions to the activities of the Board. The nominating and corporate governance committee has no stated specific, minimum qualifications that must be met by a candidate for a position on our Board. The committee does, however, believe it appropriate for at least one member of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and for a majority of the members of the Board to meet the definition of “independent director” within the meaning of the applicable Nasdaq listing standards.

The nominating and corporate governance committee’s methods for identifying candidates for election to the Board (other than those proposed by U.S. Concrete’s stockholders, as discussed below) include the solicitation of ideas for possible candidates from a number of sources, including members of the Board, our executives, individuals personally known to the members of the Board and other research. The nominating and corporate governance committee also has the authority to select and compensate a third-party search firm to help identify candidates, if the committee deems it advisable to do so.

The nominating and corporate governance committee will consider nominees stockholders recommend. Stockholders may submit nominations to the nominating and corporate governance committee in care of Corporate Secretary, U.S. Concrete, Inc., 2925 Briarpark Drive, Suite 1050, Houston, Texas 77042. As to each person a stockholder proposes to nominate for election as a director, our bylaws provide that the nomination notice must: (1) include the name, age, business address and principal occupation or employment of that person, the number of shares of common stock that person owns beneficially or of record and any other information relating to that person that Section 14 of the Securities Exchange Act of 1934 and the related SEC rules and regulations require; and (2) be accompanied by the written consent of the person that stockholder proposes to nominate for election as a director to be named in the proxy statement as a nominee and to serve as a director if elected. The nomination notice must also include, as to that stockholder or that beneficial owner, if any, of common stock on whose behalf the nomination(s) is being made:

•	the name and address of that stockholder, as they appear on U.S. Concrete’s books, and the name and address of that beneficial owner;

•	the number of shares of common stock that stockholder and that beneficial owner each owns beneficially or of record;

•
a description of all arrangements and understandings between that stockholder or that beneficial owner and each proposed nominee of that stockholder and any other person or persons (including their names) pursuant to which that stockholder will make the nomination(s);

•	a representation by that stockholder that he or she intends to appear in person or by proxy at that meeting to nominate the person(s) named in that nomination notice;

•
a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding shares of common stock required to elect the nominee and/or (b) to otherwise solicit proxies from stockholders in support of such nominations; and

•	all other information relating to that stockholder or that beneficial owner that Section 14 of the Securities Exchange Act of 1934 and the related SEC rules and regulations require.

To be timely for consideration at our 2010 annual meeting, our Corporate Secretary must receive a stockholder’s nomination notice at our principal executive offices, at the address set forth above, no earlier than November 7, 2009 and no later than February 5, 2010.

The nominating and corporate governance committee will consider all candidates identified through the processes described above, whether identified by the committee or by a stockholder, and will evaluate each of them on the same basis.

Executive Committee

The executive committee, which met once and took action by unanimous written consent once during 2008, has consisted of Messrs. Harlan (chair), Piecuch, Foster and Albanese since January 1, 2008. The executive committee has granted our chief executive officer and Chairman of the Board (as the members of the acquisition subcommittee of the executive committee) the authority to approve acquisitions and divestitures with transaction values less than five million dollars.  The acquisition subcommittee of the executive committee took action by unanimous written consent once during 2008. The following are among the key duties and responsibilities of the executive committee:

•	reviewing and monitoring the strategic direction of our acquisition program;

•	approving acquisitions and divestitures that involve consideration within limits our Board has established; and

•	exercising such authority as is delegated to it from time to time by our Board.

Compensation Committee Interlocks and Insider Participation

All members of our compensation committee (Messrs. Piecuch, Foster and Simpson) are independent in accordance with the applicable Nasdaq listing standards.  No member of the compensation committee was, during the year ended December 31, 2008, an officer or employee of U.S. Concrete or any of its subsidiaries. During the year ended December 31, 2008, no member of the compensation committee had any material interest in a transaction of U.S. Concrete or a material business relationship with, or any indebtedness to, U.S. Concrete. No interlocking relationship existed during the year ended December 31, 2008 between any member of the Board of Directors or the compensation committee and an executive officer of U.S. Concrete.

Communication with Board of Directors

Stockholders and other interested persons may communicate with our Board by sending their communication to U.S. Concrete, Inc. Board of Directors, c/o Corporate Secretary, 2925 Briarpark Drive, Suite 1050, Houston, Texas 77042. All such communications received by our Corporate Secretary will be delivered to the Chairman of the Board.

Director Compensation

Director Retainers and Meeting Fees

We pay each of our nonemployee directors the following fees in quarterly installments:

•	an annual retainer of $50,000 to the Chairman of the Board, in addition to the board and committee retainers listed below (approved by the Board on November 4, 2008);

•	an annual retainer of $30,000 (includes amounts to be paid in place of meeting fees for two telephonic Board meetings and two telephonic committee meetings);

•	$5,000 for each Board meeting attended in person and $2,500 for each Board meeting attended telephonically;

•	an annual retainer of $10,000 for the chair of the audit committee;

•	an annual retainer of $5,000 for each member of the audit committee;

•	an annual retainer of $5,000 for each member of the compensation committee, nominating and corporate governance committee and executive committee;

•
$4,000 for each audit committee meeting attended in person and $2,000 for each audit committee meeting attended telephonically, whether or not the meeting is held on the same day as a Board meeting; and

•
$2,000 for each other Board committee meeting attended in person and $1,000 for each such other Board committee meeting attended telephonically, unless the committee meeting is held on the same day as a Board meeting, in which case the committee member receives no fee for attending that committee meeting.

Director Equity Compensation

Pursuant to the terms of our 2008 Incentive Plan, the compensation committee may grant nonemployee directors nonqualified stock options or shares of restricted stock, at the compensation committee’s discretion. On June 2, 2008, the compensation committee granted each nonemployee director nonqualified stock options to purchase 10,000 shares of our common stock. Historically, the compensation committee has annually granted each nonemployee director nonqualified stock options to purchase 10,000 shares of our common stock on the first business day of the month next succeeding the date on which the annual meeting of our stockholders is held (the “Director Award Date”). The compensation committee currently intends to continue the practice of granting each nonemployee director nonqualified stock options to purchase 10,000 shares of our common stock, but plans to review the date that such awards are granted, and may, beginning in 2010, grant such awards on the same date that employee equity compensation is awarded. The compensation committee currently intends to continue the practice of automatically granting to any individual who becomes a nonemployee director otherwise than by election at an annual meeting, on the date of his or her becoming a director, nonqualified stock options to purchase shares of our common stock equal to the product of (a) 10,000 and (b) a fraction the numerator of which is the number of days between the election of that nonemployee director and the next scheduled Director Award Date (or if that date has not been scheduled, the first anniversary of the immediately preceding Director Award Date, if any) and the denominator of which is 365.

Other Director Compensation

We do not pay any additional compensation to our employees for serving as directors, but we reimburse all directors for out-of-pocket expenses they incur in connection with attending Board and Board committee meetings or otherwise in their capacity as directors.

The table below summarizes the compensation we paid to our nonemployee directors during the year ended December 31, 2008.

DIRECTOR COMPENSATION

Name (1)	Fees Earned or Paid in Cash	Option Awards (2)	All Other Compensation	Total

John M. Piecuch	$110,168	$21,313	$0	$131,481

Vincent D. Foster	$80,500	$21,313	$0	$101,813

T. William Porter III	$50,000	$21,313	$0	$71,313

Mary P. Ricciardello	$81,000	$21,313	$0	$102,313

Murray S. Simpson	$59,500	$21,313	$0	$80,813

(1)
Messrs. Harlan and Albanese are not included in this table as they were employees in 2008 and thus received no compensation for their services as directors. The compensation Mr. Harlan received in 2008 is shown in the Summary Compensation Table below.  Mr. Albanese, our Vice President of Business Development – Northern California, received $179,076 in salary, a bonus of $16,030 and a grant of 20,000 shares of restricted stock, for his services as our employee.

(2)
Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123(R) issued by the Financial Accounting Standards Board. The grant date fair value of each of the awards on June 2, 2008, computed in accordance with SFAS 123(R), was $21,313. As of December 31, 2008, Messrs. Foster, Porter, Simpson and Piecuch and Ms. Ricciardello had outstanding options to purchase 200,000, 40,000, 50,000, 22,657 and 50,000 shares, respectively.

EXECUTIVE OFFICERS

The following table provides information about our current executive officers:

Name	Age	Position(s) held
Michael W. Harlan	48	Director, President and Chief Executive Officer
Robert D. Hardy	48	Executive Vice President and Chief Financial Officer
M. Terry Green	61	Senior Vice President – Operations
Gary J. Konnie	55	Vice President – Human Resources
Curt M. Lindeman	38	Vice President, General Counsel and Corporate Secretary
Sean M. Gore	41	Vice President – Strategy and Development
Wallace H. Johnson	60	Vice President – Marketing and Sales
Douglas W. McLaughlin	50	Vice President – Precast Division
Michael L. Gentoso	55	Regional Vice President – Atlantic Region
Jeff L. Davis	55	Vice President and General Manager – Central Concrete Supply Co., Inc.
William T. Albanese	65	Vice President of Business Development – Northern California
Jeffrey D. Spahr	61	President and General Manager – Superior Materials Holdings, LLC
Jeffrey W. Roberts	42	Vice President and General Manager – Ingram Concrete, LLC
Kent D. Cauley	38	Corporate Controller

For a description of the business backgrounds of Messrs. Harlan and Albanese, see “Election of Directors” above.

Robert D. Hardy has served as our Executive Vice President and Chief Financial Officer since 2007. From 2004 through 2007, he served as our Senior Vice President and Chief Financial Officer. From January 2004 through November 2004, Mr. Hardy was self-employed as a business consultant to NL Industries, Inc., an international chemical company. From 1992 through 2003, Mr. Hardy held various positions of increasing responsibility in the tax, accounting and finance departments of NL Industries, including Chief Financial Officer beginning in 2002, Vice President and Controller from 1999 to 2003, Assistant Secretary from 1998 to 2003 and Assistant Treasurer from prior to 1998 to 2002. From 2002 until 2003, he also served as NL Industries’ Treasurer. From 1992 to 1998, Mr. Hardy served as NL Industries’ Director of Taxes and from 1998 to 1999 he served as its Vice President – Tax.

M. Terry Green has served as our Senior Vice President – Operations since 2005, and served as Vice President – Operational Integration from 1999 through 2005. Mr. Green has managed the operations of ready-mixed concrete producers and other transportation-related businesses for over 20 years. From 1998 until 1999, he served as Vice President of Maintenance for Armellini Express Lines, Inc. From 1989 until 1998, Mr. Green served as Director of Maintenance, Equipment and Purchasing for the concrete products division of Southdown, Inc. From 1980 until 1989, Mr. Green held various positions with Kraft, Inc., serving as Private Fleet Operations Manager from 1988 until 1989.

Gary J. Konnie has served as our Vice President – Human Resources since 2004. Mr. Konnie has over 30 years of human resources management experience. From 2002 through 2004, Mr. Konnie served as Senior Vice President of Human Resources of El Paso Corporation, a provider of natural gas and related energy products. From 1999 through 2002, he served as El Paso’s Vice President of Human Resources, and, from 1998 through 1999, he served as El Paso’s Director of Human Resources. From 1996 through 1998, Mr. Konnie served as Vice President of Human Resources for Meridian Aggregates Company, a producer of construction aggregates. Prior to 1996, Mr. Konnie held various human resources positions with Rio Tinto plc, Burlington Resources Inc., Boise Cascade, LLC and General Motors Corporation.

Curt M. Lindeman has served as our Vice President and General Counsel since 2007, and as our Corporate Secretary since 2006. From 2006 though 2007, he served as our Assistant General Counsel. From 2002 through 2006, Mr. Lindeman was self-employed as an attorney representing various companies, including U.S. Concrete.  From 1999 through 2002, he served as Senior Counsel for Coach USA, Inc., a passenger transportation company. In 1999, Mr. Lindeman served as counsel for Coral Energy, L.P., a wholesale natural gas and power marketing and trading company affiliated with Shell Oil Company. From 1997 to 1999, he served as an attorney with Shook, Hardy & Bacon L.L.P.

Sean M. Gore has served as our Vice President – Strategy and Development since April 2008. Mr. Gore served as our Vice President - Finance from 2006 through 2008, and served as our Director of Business Development from 2005 through 2006. From 2004 through 2005, Mr. Gore was self-employed as a business consultant to U.S. Concrete. In 2004, Mr. Gore was self-employed as a business consultant to Petroleum Geo-Services ASA, an international oilfield services company. From 1995 through 2003, Mr. Gore held various positions of increasing responsibility with Petroleum Geo-Services, including Vice President and Corporate Controller from 2001 through 2003, Vice President – Finance and Business Development from 1999 through 2001, Vice President – Finance from 1997 through 1999, and Controller from 1995 through 1996. From 1989 through 1995, Mr. Gore held various positions of increasing responsibility in the audit division of the accounting firm now known as PricewaterhouseCoopers LLP.

Wallace H. Johnson has served as our Vice President – Marketing and Sales since 2004. Mr. Johnson has over 30 years of experience in the construction supply industry. From 2002 through 2004, Mr. Johnson served as Vice President of Sales and Marketing of Systech Inc., a provider of software systems for the ready-mixed concrete and aggregate industries. From 2001 through 2002, he served as Director of Sales of Buildpoint Corp., a provider of online bid management services for general contractors that Construction Software Technologies, Inc. acquired in 2004. From 1977 through 2001, Mr. Johnson served in various sales and sales management positions within the construction products division of W. R. Grace & Co., a global specialty chemicals and materials company, including from 1996 through 2001 as regional sales manager and from 1993 through 1996 as North American sales manager.

Douglas W. McLaughlin has served as our Vice President – Precast Division since 2007. From 1999 through 2007, he served as Vice President and General Manager of San Diego Precast Concrete, Inc., a company we acquired in 1999. From 1996 through 1999, Mr. McLaughlin was President of San Diego Precast Concrete. With 34 years of experience in the precast industry, Mr. McLaughlin has worked in various operations positions. Mr. McLaughlin is a founding member of the California Precast Concrete Association and has served on its Board of Directors for seven years, including two terms as President. In addition, he has served on the Board of Directors and Executive Committee for the National Precast Concrete Association, where he has chaired several committees. He is also a founding member of the Patrons Group for the Concrete Industry Management Program at Arizona State University.

Michael L. Gentoso has served as our Vice President – Atlantic Region since 2007. From 1998 through 2007, he served as Vice President and General Manager of Eastern Concrete Materials, Inc. (“Eastern”), a company we acquired in 2001. Mr. Gentoso has been with Eastern or its predecessors since 1991, serving as Vice President of Operations from 1995 through September 1998, and Vice President of Finance from March 1991 through September 1995. From 1980 through 1991, Mr. Gentoso was employed with the BOC Group PLC, where he held various positions of increasing responsibility in the accounting and finance departments, including Vice President Ohmeda Medical Equipment, Controller Ohmeda Infant Care Division, Controller Ohmeda Medical Equipment, Manager, Financial Planning & Plant Accounting Airco Welding Equipment, and Manager Financial Accounting BOC Group Inc. Mr. Gentoso is the current President of the New Jersey Concrete & Aggregates Association and is a trustee on the TENJ Pension and Welfare Funds in New Jersey.

Jeff L. Davis has served as Vice President and General Manager of Central Concrete Supply Co., Inc. (“Central”), one of the companies we acquired in 1999 as the platform business in our Bay Area Region into which we subsequently consolidated other Bay Area operations, since 2005. From 2001 to 2005, Mr. Davis served as Vice President of Operations of Central. Prior to joining U.S. Concrete in 2001, Mr. Davis served as Vice President Concrete for Cadman Inc., a Lehigh Heidelberg Cement Company, operating in the Seattle, Washington market. Mr. Davis has 35 years of experience in the ready mix concrete, aggregate and cement industry, serving in various sales and operational roles. Mr. Davis is a past President and Board member of the Washington Concrete and Aggregate Producers Association, past President and Board member of the Idaho Concrete and Aggregate Producers Association, Member of the American Concrete Institute, Chairman of the 1997 American Concrete Institute Convention National, and former Chairman of the NRMCA Environmental Task Group of the OES Committee.

Jeffrey D. Spahr has served as President and General Manager of Superior Materials Holdings, LLC, our Michigan joint venture with the Edw. C. Levy Co., since 2007. From 2003 through 2007, Mr. Spahr served as President of U.S.C. Michigan Inc., a subsidiary of U.S. Concrete. From 1995 through 2003, he served as President of Fendt Transit Mix, Inc., a company we acquired in 1999 as the regional platform company for continued growth in Michigan. From 1978 through 1995, Mr. Spahr served in various positions of increasing responsibility, including general manager and chief executive officer of the concrete anchoring systems and parts division of Day Industries, Inc., a manufacturer of automotive and other OEM products. Mr. Spahr has over 20 years of management and manufacturing experience and was past Chairman of the Michigan Concrete Association.

Jeffrey W. Roberts has served as the Vice President and General Manager of Ingram Concrete, LLC since 2006. From 1994 through 2006, Mr. Roberts held various positions of increasing responsibility for Ingram, including Vice President of Sales and Operations from 2003 through 2006, Sales and Operations Manager from 1997 through 2003, and Quality Control Manager from 1994 through 1997. From 1993 to 1994, he served as the Quality Control Manager for Campbell Concrete. From 1990 to 1993, Mr. Roberts served as Technical Sales Representative for Cormix Construction Chemicals (formerly Gifford Hill Chemical), with sales responsibility in Southeast Texas. From 1989 to 1990, he served as Sales Representative and Quality Control Assistant for Gifford-Hill Concrete in Ft. Worth, Texas. Mr. Roberts also serves as a director on the board of the Texas Aggregate and Concrete Association.

Kent D. Cauley has served as our Corporate Controller since November 2008. From 2004 through October 2008, Mr. Cauley served as Vice President and Controller of Grey Wolf, Inc., a provider of turnkey and contract oil and gas land drilling services in the United States.  From 2003 through 2004, he served as Assistant Controller, and from 2000 through 2003, he served as Financial Reporting Manager for Grey Wolf.  Prior to joining Grey Wolf, Mr. Cauley was employed by Ernst & Young LLP. Mr. Cauley is a certified public accountant.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis describes the material elements of compensation for the Company’s executive officers identified in the Summary Compensation Table (the “Named Executive Officers” or “NEOs”).  This Compensation Discussion and Analysis addresses the following topics:

•	our compensation committee structure and its responsibilities;

•	our compensation-setting process;

•	our compensation philosophy and policies regarding executive compensation;

•	the elements of our executive compensation program, including our compensation decisions for fiscal years 2006, 2007 and 2008; and

•	post-employment arrangements for our executive officers.

Structure and Responsibilities of the Compensation Committee

Compensation Committee Members and Independence

Messrs. Piecuch, Foster and Simpson are the members of the compensation committee. Mr. Piecuch, who has served on our Board of Directors since February 2007, is the committee chairman. The Board has determined that each member of the compensation committee is an “independent director” in accordance with the applicable rules of the SEC and the applicable listing standards of the Nasdaq.

Responsibilities of Committee

There are three primary responsibilities of our compensation committee: (1) to discharge the Board’s responsibilities relating to compensation of our executives and directors; (2) to oversee the adoption of policies that govern our compensation programs, including stock and incentive plans; and (3) to produce annual reports relating to our compensation discussion and analysis for inclusion in the proxy statements for our annual meetings. The committee operates under a written charter adopted by our Board. A copy of the charter is available at www.us-concrete.com under Investor Relations – Corporate Governance. Pursuant to the charter, the committee has the resources necessary to discharge its duties and responsibilities, including the authority to retain outside counsel or other experts or consultants as it deems necessary. The following are the key functions of the compensation committee, any of which may be delegated to one or more subcommittees, as the committee may deem necessary or appropriate:

•
review the competitiveness of our compensation programs for executive officers to (1) ensure the attraction and retention of executive officers, (2) ensure the motivation of our executive officers to achieve our business objectives, and (3) align the interest of our executive officers and key employees with the long-term interests of our stockholders;

•	review trends in management compensation, oversee the development of new compensation plans and, when necessary, approve the revision of existing plans;

•	evaluate the performance of our chief executive officer and other executive officers;

•
periodically review the compensation paid to nonemployee directors through annual retainers and meeting fees and, after consulting with the nominating and corporate governance committee, make recommendations to the Board for any adjustments;

•	approve the salaries, bonuses and other compensation for all our executive officers;

•	review and approve compensation packages for new executive officers and termination packages for executive officers as may be suggested by management;

•	review and discuss with the Board and our executive officers plans for executive officer development and corporate succession plans for the chief executive officer and other executive officers;

•	review and make recommendations concerning long-term incentive compensation plans, including the use of stock options and other equity-based plans;

•
administer our employee benefit plans and discharge any responsibilities imposed on the committee under those plans, including making and authorizing grants, in accordance with the terms of those plans;

•	review periodic reports from management on matters relating to personnel appointments and practices;

•
review and discuss with management our compensation discussion and analysis and produce annual reports relating to our compensation discussion and analysis for inclusion in the proxy statements for our annual meetings in compliance with applicable SEC rules and regulations; and

•	annually evaluate the committee’s performance and its charter.

The Compensation-Setting Process

Committee Meetings

Our compensation committee meets as often as it determines necessary to perform its duties and responsibilities and works with management to establish the agenda for each meeting. The committee held four meetings and took action by unanimous written consent on two occasions during 2008, and met once during the first two months of 2009.

The committee typically meets at least annually with our chief executive officer and vice president of human resources, and, when appropriate and as needed, general counsel and outside advisors. The committee also meets as needed in executive sessions without management, including at least annually to evaluate the performance of our chief executive officer, to determine his bonus for the prior fiscal year, to set his base salary for the then current calendar year, and to consider and approve any grants to him of equity incentive compensation. The committee typically receives and reviews materials in advance of each meeting. These materials include information that our management believes will be helpful to the committee, as well as materials that the committee has specifically requested. Depending on the agenda for the particular meeting, this information may include:

•	reports of other officers’ and general managers’ compensation;

•	financial reports on year-to-date performance versus budget and versus prior year performance;

•	calculations and reports on levels of achievement of individual and corporate performance objectives;

•
information regarding compensation levels at peer groups of companies identified by our compensation committee and compensation consultants, and reports on U.S. Concrete’s two-year performance and current year performance versus those peer groups;

•	management’s proposals for salary, bonus and long-term incentive compensation; and

•	proposed bonus information for all Houston corporate office employees.

Management’s Role in the Compensation-Setting Process

Management plays a key role in the compensation-setting process for the executive officers, except with respect to the President and Chief Executive Officer.  The most significant aspects of management’s role are:

•	recommending salary adjustments and equity compensation awards;

•	recommending strategic objectives and business performance targets for approval by the compensation committee in connection with incentive compensation plans; and

•	evaluating employee performance.

The compensation committee has designated our chief executive officer, chief financial officer and vice president of human resources, collectively, as the “Administrator” of our short-term incentive plan, which is our annual cash bonus plan.  The compensation committee chose those individuals because of their access to financial information and individual performance criteria necessary to administer the plan. The Administrator has the authority to interpret the plan, to exercise discretion in interpolating performance levels and award payouts outside of or between the designated benchmarks, as well as to take all steps and make all determinations in connection with the incentive plan and bonus payouts as it deems necessary. All award payouts must be approved by the committee.

Our chief executive officer also participates in committee meetings at the committee’s request to provide:

•	information regarding U.S. Concrete’s strategic objectives;

•	his evaluations of the performance of all executive officers; and

•	compensation recommendations as to all executive officers (excluding himself).

Executive Compensation Philosophy and Policies

Our ability to hire and retain executives and other key employees is essential to our success and the success of our stockholders. Thus, the objectives of our executive compensation program are to:

•	attract and retain highly qualified and productive individuals;

•	motivate them to achieve annual and long-term financial and strategic goals; and

•	align their interests with the investment interests of our stockholders.

We believe that we offer a work environment in which executive employees are allowed to use their abilities to achieve personal and professional satisfaction. However, we also understand that our executive employees have a choice regarding where they pursue their careers, and the compensation we offer plays a significant role in their decisions to choose to remain with us. In order to achieve our objectives, our executive compensation program is designed to:

•
Be competitive. We seek to deliver fair and competitive compensation for our executive employees, including the NEOs, by targeting the fixed portion of their compensation at or near the market median in the peer groups described below.

•
Pay for performance. We seek to compensate our executive officers fairly for their contributions to our short- and long-term financial and strategic performance by providing variable compensation through our annual short-term incentive plan.

•
Emphasize stock ownership. Our compensation philosophy includes using equity-based compensation to attract and retain executive officers and align executive compensation with the interests of our stockholders.

We believe these principles will reward and encourage our management to deliver increasing stockholder value over time, and help us to attract and retain top executive talent.

Compensation Consultants and Competitive Benchmarking

In setting each executive’s base salary and annual bonus, and in awarding any long-term incentive compensation, our compensation committee considers comparative compensation information for equivalent positions from peer companies, using benchmark and market data collected and prepared by both the compensation committee’s executive compensation consultants and U.S. Concrete’s management. In general, our compensation policy is to attempt to provide total direct compensation levels for our NEOs, as well as for other employees, that are competitive (i.e., at approximately the 50th percentile) with the peer groups described below.

The compensation committee uses the 50th percentile as a benchmark for each component of compensation. The compensation committee takes into consideration each executive’s tenure with our company, overall experience and level of performance when determining the level of his or her base salary relative to the median. The level of bonus and long-term incentive compensation pay for each executive relative to the 50th percentile reflects our annual performance relative to our budget approved by our Board. As a result of our recent performance, the total direct compensation for NEOs currently falls at approximately the 25th percentile. However, our compensation committee has the flexibility to adjust compensation for key executives with significant industry experience and/or outstanding sustained performance over a period of time, and for executives within individual business units that achieve excellent performance when company results are below budget in the aggregate.

Corporate performance objectives typically have been established based on EBITDA, contribution margin, return on assets and safety rates to budgeted levels for each business unit and for all of U.S. Concrete. We generally define EBITDA as our net income (loss), plus (1) the provision (benefit) for income taxes, (2) net interest expense, (3) noncash impairments and (4) depreciation, depletion and amortization. Our compensation committee periodically reviews the appropriateness of this financial measure, as used in our incentive plans, the degree of difficulty in achieving the targets based on this measure, as well as certain strategic and nonfinancial objective criteria.

For 2008, compensation data was obtained from Towers Perrin, a nationally recognized executive compensation consulting firm, and supplemented with data obtained from Equilar, a proxy compensation database resource, to ascertain the median target level for total compensation. The compensation committee engaged Towers Perrin in the first quarter of fiscal 2008 to provide specific industry peer group competition data (the “Industry Peer Group”). The compensation committee selected Towers Perrin based on management’s recommendation and the compensation committee’s engagement of Towers Perrin in prior years for competitive benchmarking purposes. Other than reviewing management’s recommendations regarding salary adjustments and restricted stock awards prior to submittal to the compensation committee and providing market data by salary level for short- and long-term incentive compensation, Towers Perrin does not provide any other services for our company. We utilized Equilar to obtain compensation data for domestic companies in the construction industry with revenues between $700 million and $1 billion (the “Construction Peer Group”), and domestic companies in the chemical, construction, metals and transportation industries with revenues between $700 million and $1 billion (the “Related Industry Peer Group”). Management selected Equilar as a cost-effective solution to obtain compensation data for the Construction Peer Group and Related Industry Peer Group companies, and we do not use Equilar for any other purpose. Three different peer groups were utilized to obtain benchmark and market data for the narrow aperture of public companies with similar businesses and revenues as U.S. Concrete. Equal weighting was given to the Towers Perrin data and all the data from Equilar, to determine median target levels for base pay, annual bonus and long-term incentive compensation. We have used Towers Perrin for the last five years and Equilar for the past three years for these purposes.

Towers Perrin provided compensation data for eight companies in the Industry Peer Group for the CEO, the CFO and the next three highest paid officers. Each of the Industry Peer Group companies is involved in the concrete, aggregates or building products industry. We believe that these specific industries are appropriate for determining peers because they provide a reasonable point of reference for comparing similar business environments. We obtained compensation data from Equilar for 13 companies in the Construction Peer Group, and 27 companies in the Related Industry Peer Group with officer positions with similar titles as our NEOs. Each of the Construction Peer Group companies is involved in the general construction industry and has revenues similar to those of U.S. Concrete. Each of the companies in the Related Industry Peer Group is in the chemical, construction, metals and transportation industries and has revenues similar to those of U.S. Concrete. We believe that revenue size is appropriate for determining peers because it provides a reasonable point of reference for comparing like positions and scope of responsibility. For 2008, the comparison groups consisted of the following companies:

Industry Peer Group Companies	Construction Peer Group Companies	Related Industry Peer Group Companies
Amcol International Corp.
Astec Industries, Inc.
Florida Rock Industries, Inc.
Martin Marietta Materials, Inc.
Simpson Manufacturing Co., Inc.
Texas Industries, Inc.
USG Corporation
Vulcan Materials Company

Apogee Enterprises Inc. (*)
Brookfield Homes Corporation (*)
Bucyrus International, Inc. (*)
Drew Industries Incorporated (*)
Eagle Materials Inc. (*)
ElkCorp
InfraSource Services Inc. (*)
Insignia Financial Group, Inc.
Integrated Electrical Services, Inc. (*)
Layne Christensen Company (*)
Mastec, Inc. (*)
Simpson Manufacturing Co., Inc. (*)
Texas Industries, Inc. (*)

All companies in the Construction Peer
Group denoted with a (*), and:
Alliance Resource Partners, L.P.
Allied Systems Holdings Inc.
American Commercial Lines Inc.
Bristow Group Inc.
Brush Engineered Materials, Inc.
Hawaiian Holdings, Inc.
International Coal Group, Inc.
Kirby Corporation
MacDermid, Incorporated
Matthews International Corporation
Olympic Steel, Inc.
OMI Corporation
Pinnacle Airlines, Inc.
Quality Distribution, Inc.
Saia, Inc.
World Air Holdings, Inc.

Given the changing nature of our industry and the construction industry, the actual companies used in the benchmarking process may vary year to year.

Components of Executive Compensation

The primary components of our executive compensation programs are as follows:

•
Annual Base Salaries. This fixed component of pay is based on an individual’s particular skills, responsibilities, experience and performance.  The executive officers, as well as other salaried employees, are eligible for annual increases based on performance, experience and/or changes in job responsibilities.

•	Annual Bonuses. This variable cash component of pay is based on an individual’s achievement of specified operational, strategic, safety and individual goals.

•	Long-Term Equity Incentives. This variable equity component of pay is based on an individual’s grade level.

•
401(k) Plan. All executive officers are eligible to participate in our 401(k) Plan which we make available to substantially all of our employees, and pursuant to which we match employee contributions dollar-for-dollar up to 5% of an employee’s annual salary, but not exceeding statutory limitations.

•
Employee Stock Purchase Plan (“ESPP”). All executive officers are eligible to participate in our ESPP, which we make available to all employees who work at least 20 hours a week and five months a year.  The ESPP permits eligible employees to purchase shares of our common stock at a 15% discount through payroll deductions, but not exceeding statutory limitations.

•
Deferred Compensation Plan. All executive officers are eligible to participate in our deferred compensation plan, under which they may defer up to 80% of their base compensation and 100% of their incentive compensation.

•
Health and Welfare Benefits. All executive officers are eligible to participate in benefit programs that are available to substantially all salaried employees which provide for basic life, disability, and health insurance needs. We do not offer any post-employment retiree health or welfare benefits.

•	Perquisites and other Executive Benefits. Refer to the “Perquisites and Other Benefits” section below.

Elements of Our Executive Compensation Program

Base Salary

Our compensation committee’s general approach is to determine base salaries initially by evaluating the levels of responsibility, prior experience and breadth of knowledge of the executives, internal equity issues and external pay practices. The committee reviews executive salaries annually based on a variety of factors, including individual scope of responsibility and accountability, individual performance, general levels of market salary increases and U.S. Concrete’s overall results. The committee generally grants salary increases within a pay-for-performance framework. The committee assesses performance for base salary purposes based on (1) goal accomplishments, with such goals being set by supervisors, or in the case of the chief executive officer, by the Board, and (2) job-related behaviors relative to defined competencies, such as productivity, ownership, teamwork, corporate citizenship and managerial competence.

The 2008 base salaries for the NEOs who were employed by us on December 31, 2008 were as follows:

Name and Title (1)	2008 Base Salary (2)
Michael W. Harlan, President and Chief Executive Officer	$500,000
Robert D. Hardy, Executive Vice President and Chief Financial Officer	$350,000
Thomas J. Albanese, Executive Vice President of Sales – Bay Area Region	$300,762
Curt M. Lindeman, Vice President, General Counsel and Corporate Secretary	$245,000
Michael L. Gentoso, Regional Vice President – Atlantic Region	$236,900
Gary J. Konnie, Vice President – Human Resources	$235,000

(1)	This table includes information for each of our NEOs, except Scott R. Evans, our former Regional Vice President – South Central Region, who left our company on October 15, 2008.

(2)
This amount represents the base salary that was in effect for each NEO as of December 31, 2008, and does not reflect the amount actually received by the NEO for all of 2008. For amounts actually received by each NEO for 2008 see the “Summary Compensation Table,” below.

Annual Bonus

Our compensation committee considers awarding cash bonuses to executive officers on an annual basis. For 2008, the committee adopted a short-term incentive plan for all our salaried employees, including all our executive officers. The plan’s purpose was to attract, retain, motivate and reward team members for successful company, business unit and individual performance, with rewards that are commensurate with the level of performance attained. Under the incentive plan, in order for any bonus to be paid out, the overall company EBITDA performance had to be equal to or greater than 85% of our budgeted EBITDA of $69 million. As discussed below, the overall company EBITDA for 2008 was below the budgeted EBITDA threshold, so participants did not receive any cash bonus under the 2008 short-term incentive plan. If that level of performance had been attained, a participant’s bonus payout would have been based on: (1) such participant’s target bonus; (2) the financial and nonfinancial performance of such participant’s business unit; and (3) such participant’s individual performance. The total bonus pool available to be paid was subject to increase or decrease at the discretion of the compensation committee, based on overall company and business unit(s) EBITDA performance compared to budget and/or prior-year performance.

Determination of Target Bonus. Each incentive plan participant was designated a grade level based on such employee’s position in our organization.  The grade level determined a plan participant’s target bonus, as a percentage of such participant’s annual base pay, which for 2008, ranged from 75% to 30% for the NEOs.

Determination of Bonus Available for Payout/Evaluation of Business Unit Performance. The amount of a participant’s target bonus available for payout was determined by comparing such participant’s business unit’s performance for each criteria listed below (weighted equally) with a predetermined range of available payouts.

•	EBITDA compared to budget. Attainment of between 200% and 80% of budgeted EBITDA would result in a 200% to 0% available payout with respect to this criteria.

•	Change in Contribution Margin compared to 2007. A change in marginal contribution between +6% and -2% would result in a 200% to 0% available payout with respect to this criteria.

•	Change in Return on Assets compared to 2007. A change in return on assets between +6% and -2% would result in a 200% to 0% available payout with respect to this criteria.

•	Safety Statistics compared to budget. Reaching 0% to 100% of budgeted safety incident thresholds would result in a 200% to 50% available payout with respect to this criteria.

The sum of each criteria’s weighting (25%) multiplied by the percentage of target bonus for the corresponding level of budget variance for such criteria would have yielded the percentage of an individual’s target bonus available for payout of up to 200%.

Determination of a Participant’s Bonus Amount/Evaluation of Individual Performance.  The amount of a participant’s available bonus to be paid to such participant was a function of his or her individual performance according to the following schedule:

Individual Rating	% of Available Bonus to Be Paid Out

0.0 (Below Threshold)	0%
1.0 (Threshold)	70%
2.0 (Target)	100%
3.0 (Optimum)	120% (up to a maximum of 200% of target bonus)

Individual performance was evaluated based on goal accomplishment and productivity, and certain job-related behaviors relative to defined competencies, such as ownership, teamwork, corporate citizenship and managerial competence.

The overall company EBITDA performance for 2008 was below the budgeted threshold. Since the 85% threshold required for any bonus to be paid out under the plan was not met, participants did not receive any cash bonus under the 2008 short-term incentive plan.

In February 2009, the compensation committee directed management to engage Ernst & Young LLP (“E&Y”) to provide its perspective on a proposed discretionary bonus payout for 2008 performance. The committee was considering a discretionary bonus payout to substantially all of the participants in the 2008 short-term incentive plan, including each of the NEOs, to recognize individuals for achieving certain strategic and financial objectives during the year, to maintain competitive compensation levels while freezing NEO base pay for 2009, to compensate for currently and historically below-market total compensation (base salary, bonus and long-term incentive), and to retain and incentivize those employees. The proposed individual payment amounts were determined in accordance with the 2008 short-term incentive plan, without taking into consideration the overall company EBITDA performance threshold, and were at levels substantially below the target bonus amounts. E&Y was provided with proposed bonus payout information developed by our management team, including proposed bonuses to NEOs. E&Y was also provided with market intelligence gathered by management regarding incentive compensation practices at other companies in the building products industry. E&Y had conversations with members of our management, evaluated the data along with developing practices in the general marketplace and advised that our management’s recommendation regarding the discretionary payout was not unreasonable, as long as the committee appropriately evaluated the retention risk, the effects of the factors outside of the control of management on the failure to achieve the threshold EBITDA performance under the 2008 short-term incentive plan, and our ability to pay incentive compensation. Following receipt of E&Y’s advice, the compensation committee exercised its discretion and awarded cash bonuses to substantially all of the participants, including NEOs, based on individual performance. Messrs. Harlan, Hardy, Albanese, Lindeman, Gentoso and Konnie, the NEOs employed by us on December 31, 2008, received discretionary bonuses of $250,000, $153,000, $41,458, $73,500, $71,000 and $70,500, respectively.

Incentive Compensation, Restricted Stock and Nonqualified Stock Option Awards

Our compensation committee believes that equity compensation is one of the most effective means of creating a long-term link between the compensation provided to executive officers and other key management personnel and gains realized by our stockholders. Currently, our policy is to use restricted stock as the primary form of equity compensation for our executive officers and nonqualified stock options as a secondary form of equity compensation. Since 2003, we have been emphasizing restricted stock grants to executives and key employees. However, we granted 85,000 stock options to executive officers in 2008 to provide an additional long-term incentive to make this component of executive compensation more competitive with the external market. The compensation committee currently intends to continue to use a combination of restricted stock and nonqualified stock options as long-term incentive compensation because:

•
restricted stock and nonqualified stock option awards provide a motivating form of incentive compensation, help to align the interests of executives with those of the stockholders, foster employee stock ownership, and contribute to the focus of the management team on increasing value for the stockholders; and

•	the vesting period encourages executive retention.

In determining the number of shares of restricted stock and nonqualified stock options to be granted to our executive officers, our compensation committee takes into account each individual’s position, scope of responsibility, ability to affect profits and stockholder value, and the individual’s historic and recent performance.

The compensation committee’s practice has been to determine the dollar amount of equity compensation to be provided by considering comparative long-term compensation information for equivalent positions from peer companies, and then attempting to grant a number of shares of restricted stock and/or nonqualified stock options that have a fair market value at approximately the 50th percentile as of the date of grant. With the exception of promotions, new hires and employees of acquired companies, the committee generally makes these awards during the first quarter of each year.

Generally our awards of restricted stock are granted on, or as soon as practicable following, the compensation committee action date and vest in equal installments over a four-year period. However, vesting may be accelerated following a change of control or other specified events involving our company, or upon termination of the applicable employee’s employment by reason of death, disability or retirement. Additionally, vesting may be accelerated, if provided in a written employment or severance agreement between an executive officer and us, upon termination of such executive officer’s employment by us without cause or termination of such executive officer’s employment by such executive officer for good reason or good cause. We have agreements in effect now for each of the NEOs that would provide for early vesting in the circumstances described above.

In 2006, 2007 and 2008, the compensation committee approved grants of 96,000, 145,500 and 184,000 shares of restricted stock, respectively, to the NEOs for such years. The grants relate to the service of the NEOs during the year of grant, and as an incentive to achieve U.S. Concrete’s future objectives. The shares of restricted stock represent the right to receive on the payout date specified in the award a number of shares of U.S. Concrete common stock equal to the number of shares awarded, subject to the vesting requirements.

In 2006 and 2007, the committee did not grant any nonqualified stock options to employees, including the NEOs. In 2008, the committee granted Mr. Harlan 25,000 nonqualified stock options, and granted each of Messrs. Hardy, Lindeman and Konnie 10,000 nonqualified stock options.

The equity grants received during 2006, 2007 and 2008 by those NEOs who were employed by us on December 31, 2008, were as follows:

Name (1)	2006 Restricted Stock Awards	2007 Restricted Stock Awards	2008 Restricted Stock Awards	2008 Option Awards

Michael W. Harlan	27,000	37,500	30,000	25,000
Robert D. Hardy	15,000	20,000	30,000	10,000
Thomas J. Albanese	7,000	10,000	20,000	0
Curt M. Lindeman (2)	N/A	N/A	26,000	10,000
Michael L. Gentoso (2)	N/A	N/A	26,000	0
Gary J. Konnie (2)	N/A	N/A	26,000	10,000

(1)	This table includes information for each of our NEOs, except Scott R. Evans, our former Regional Vice President – South Central Region, who left our company on October 15, 2008.

(2)	This table does not reflect information for Messrs. Lindeman, Gentoso and Konnie for 2006 and 2007, because they were not NEOs.

Retirement Plans

We maintain a 401(k) plan pursuant to which we match employee contributions dollar-for-dollar up to 5% of an employee’s annual salary, but not exceeding statutory limitations.

Employee Stock Purchase Plan

Our ESPP is available to all employees who work at least 20 hours a week and five months a year.  The ESPP permits eligible employees to purchase shares of our common stock at a 15% discount through payroll deductions.  Employees elect a whole number percentage between 1% and 10% of gross salary to be deducted from paychecks.  A six-month deduction is used to purchase our stock at a price equal to 85% of the price on the last day of the offering period.  Shares are deposited into a brokerage account for each employee following the end of each offering period in June and December.  We believe the ESPP (1) enables employees to share in the growth of our company, (2) provides a systematic, convenient approach to investing and (3) positively impacts and influences our balance sheet by providing a source of cash.

Deferred Compensation Plan

All our executive officers are eligible to participate in our deferred compensation plan, which allows participants to defer up to 80% of their base compensation, and up to 100% of their incentive compensation. The deferral reduces the participating executives’ federal taxable income in the year of deferral. However, Federal Insurance Contributions Act (FICA) contributions, Medicare and local income taxes are paid at the time of deferral.  Investment options include 14 mutual funds in which deferred funds may be invested, as selected by each participant.  Participants can elect multiple future dates in which to receive payment of the deferred funds. When an individual receives a distribution of the previously deferred funds, federal income tax is due on the amount distributed. Effective February 15, 2008, participating executive officers are also allowed to defer supplemental retirement funds, beyond the 401(k) statutory limitations, in the deferred compensation plan.  Those supplemental retirement funds are not eligible for our annual matching 401(k) contribution.

The NEOs currently participating in the amended plan are Messrs. Harlan, Hardy and Albanese.

Perquisites and Other Benefits

We provide certain executive officers with employee benefits and perquisites.  Except as we have noted under “Elements of Our Executive Compensation Program,” the employee benefits programs in which our executive officers participate (which provide benefits such as medical coverage, group term life insurance protection, and a matching contribution to our 401(k) retirement plan) are generally the same programs offered to substantially all our salaried employees. These programs are intended to promote the health and financial security of our employees. The programs are provided at competitive market levels to attract, retain and reward employees.

Perquisites did not constitute a material portion of the compensation to the NEOs for 2008.  We believe the perquisites provided are below general industry practice, but reasonable.

Post-Employment Arrangements for Our Executive Officers

In 2007, our compensation committee determined that it was in our best interest to enter into executive severance agreements with uniform terms and conditions with certain executive officers and employees. We have entered into such an agreement with each of the NEOs. Each executive severance agreement provides for severance payments and other benefits following termination of the applicable officer’s employment under various scenarios, as described below. We believe these severance benefits should reflect the fact that it may be difficult for such employees to find comparable employment within a short period of time, and be paid as promptly as practicable following termination so that such employee’s departure is not a distraction. Each such agreement also contains a confidentiality agreement, requiring the applicable officer to maintain the confidentiality of confidential information we provide him, as well as a noncompetition agreement that generally extends for one year after the officer’s employment terminates (subject to extension in the event of a change of control, so that the noncompetition agreement will extend to cover the number of months used to determine the severance benefits payable to him (as described below)).

In the case of a termination of the applicable officer’s employment either by us without “cause” or by the officer for “good cause,” the officer would generally be entitled to the following severance benefits:

•
a lump-sum payment in cash equal to the officer’s monthly base salary in effect on the date of termination multiplied by 12, together with a prorated amount of monthly base salary for any partial month in which the termination occurs;

•
a lump-sum payment in cash equal to the amount of the officer’s (1) target bonus for the bonus year in which the termination occurs, prorated based on the number of days in the bonus year that have elapsed prior to the termination, and (2) the value of unused vacation days earned the year prior to the year in which the termination occurs, plus pro rata vacation days earned in the year in which the termination occurs;

•
payment by us of all applicable medical continuation premiums for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act, or COBRA, for the benefit of the officer (and his covered dependents as of the date of his termination, if any) under his then-current plan election for 18 months after termination; and

•
immediate vesting of all outstanding and previously unvested stock options, restricted stock awards, restricted stock units and similar awards granted to the officer by us prior to the date of termination, and immediate lapsing of any restrictions, forfeiture conditions or other conditions or criteria applicable to any such awards on the date of termination.

Our senior management and other employees have made significant contributions to U.S. Concrete over the past several years, and we believe that it is important to protect them in the event of a change in control. Further, it is our belief that the interest of our senior management should be aligned with our stockholders, and providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of our stockholders generally. Compared to the overall value of our company, these potential change of control benefits are relatively minor.

In the event there is a “change in control” of our company and within one year thereafter the officer’s employment is terminated by us without cause or by the officer for good cause, the lump-sum payments described above with respect to monthly base salary and target bonus will each be increased by multiplying them by: 3.0, in the case of Mr. Harlan; 2.5, in the case of Messrs. Hardy, Lindeman and Konnie; and 2.0, in the case of Messrs. Albanese and Gentoso.

In the case of termination by reason of the officer’s death or long-term/permanent disability, the officer or his heirs would be entitled to substantially the same benefits as outlined above for a termination by us without cause or by the officer for good cause, except that any unvested stock options would not become vested, but instead would terminate immediately.

In the case of a termination of the applicable officer’s employment either by us for cause or by the officer without good cause, the officer would be entitled to payments for his pro rata monthly base salary and unused vacation, in each case through the date of termination, and (except in the case of a for cause termination for gross negligence or willful misconduct or neglect) all unvested stock options, restricted stock, restricted stock units and other awards held by the officer would be cancelled. Also, in the case of a termination by us for cause, all vested stock options held by the officer would remain exercisable for a period of up to 90 days, after which they would expire.

Under each Executive Severance Agreement, we would have “cause” to terminate the applicable officer’s employment in the event of:

•	the officer’s gross negligence, willful misconduct or willful neglect in the performance of his material duties and services to us;

•	the officer’s final conviction of a felony by a trial court, or his entry of a plea of nolo contendere to a felony charge;

•
any criminal indictment of the officer relating to an event or occurrence for which he was directly responsible which, in the business judgment of a majority of our Board of Directors, exposes our company to ridicule, shame or business or financial risk; or

•	a material breach by the officer of any material provision of the Executive Severance Agreement.

On the other hand, the officer generally would have “good cause” to terminate his employment if there is:

•	a material diminution in his then current monthly base salary;

•	a material change in the location of his principal place of employment by us;

•	any material diminution in his current position or any title or position to which he has been promoted;

•
any material diminution of his authority, duties or responsibilities from those commensurate and consistent with the character, status and dignity appropriate to his current position or any title or position to which he has been promoted (provided, however, that if at any time he ceases to have such duties and responsibilities because we cease to have any securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, or cease to be required to file reports under Section 15(d) of the Securities Exchange Act of 1934, as amended, then the officer’s authority, duties and responsibilities will not be deemed to have been materially diminished solely due to the cessation of such publicly traded company duties and responsibilities);

•	any material breach by us of any material provision of the Executive Severance Agreement, including any failure by us to pay any amount due under the Executive Severance Agreement; or

•	with respect to each of Messrs. Harlan, Hardy, Lindeman and Konnie, any restructuring of such executive’s direct reporting relationship within our company.

Under each Executive Severance Agreement, a “change in control” will be deemed to have occurred on the earliest of any of the following dates:

•
the date our company merges or consolidates with any other person or entity, and the voting securities of our company outstanding immediately prior to such merger or consolidation do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power of the voting securities of our company or such surviving entity outstanding immediately after such merger or consolidation;

•	the date our company sells all or substantially all of our assets to any other person or entity;

•	the date our company is dissolved;

•
the date any person or entity together with its affiliates becomes, directly or indirectly, the beneficial owner of voting securities representing more than 50% of the total voting power of all then outstanding voting securities of our company; or

•
the date the individuals who currently constitute the nonemployee members of our Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the nonemployee members of our Board, provided that, for purposes of this clause, any person becoming a director whose election or nomination for election by our stockholders was approved by a vote of at least 80% of the directors comprising the Incumbent Board then still in office (or whose election or nomination was previously so approved) will be considered as though such person were a member of the Incumbent Board.

Based on a hypothetical termination date of December 31, 2008 for each of our NEOs, the severance benefits for those NEOs due to a termination either by us without “cause” or by the officer for “good cause” pursuant to the terms of the Executive Severance Agreements would have been as follows:

Name (1)	Total Base Salary Sum	Targeted Bonus	Healthcare and Other Insurance Benefits	Fair Market Value of Accelerated Unvested Equity Compensation	Total

Michael W. Harlan	$500,000	$375,000	$22,063	$422,788	$1,319,851
Robert D. Hardy	$350,000	$210,000	$22,063	$256,240	$838,303
Thomas J. Albanese	$300,762	$120,305	$7,369	$143,784	$572,220
Curt M. Lindeman	$245,000	$98,000	$7,022	$205,909	$555,931
Michael L. Gentoso	$236,900	$94,760	$21,094	$164,885	$517,639
Gary J. Konnie	$235,000	$94,000	$14,711	$141,421	$485,132

(1)	This table includes information for each of our NEOs, except Scott R. Evans, our former Regional Vice President – South Central Region, who left our company on October 15, 2008.

Based on a hypothetical termination date of December 31, 2008 for each of our NEOs, the change in control termination benefits for those NEOs pursuant to the terms of the Executive Severance Agreements would have been as follows:

Name (1)	Total Base Salary Sum	Targeted Bonus	Healthcare And Other Insurance Benefits	Fair Market Value of Accelerated Unvested Equity Compensation	Tax Gross Up	Total

Michael W. Harlan	$1,500,000	$1,125,000	$22,063	$422,788	$668,412	$3,738,263
Robert D. Hardy	$875,000	$525,000	$22,063	$256,240	$272,434	$1,950,737
Thomas J. Albanese	$601,524	$240,610	$7,369	$143,784	$0	$993,287
Curt M. Lindeman	$612,500	$245,000	$7,022	$205,909	$143,141	$1,213,572
Michael L. Gentoso	$473,800	$189,520	$21,094	$164,885	$17,419	$866,718
Gary J. Konnie	$587,500	$235,000	$14,711	$141,421	$100,314	$1,078,946

(1)	This table includes information for each of our NEOs, except Scott R. Evans, our former Regional Vice President – South Central Region, who left our company on October 15, 2008.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a deduction to public companies to the extent of excess annual compensation over $1 million paid to certain executive officers, except for qualified performance-based compensation. The compensation committee plans to review this matter as appropriate and take action as may be necessary to preserve the deductibility of compensation payments to the extent reasonably practical and consistent with our compensation objectives.

Conclusion

Based upon its review of our overall executive compensation program, the compensation committee believes our executive compensation program, as applied to our executive officers, is appropriate and is necessary to retain the executive officers who are essential to our continued development and success, to compensate those executive officers for their contributions and to enhance stockholder value. The committee believes that the total compensation opportunities provided to our executive officers creates a commonality of interest and alignment of our long-term interests with those of our stockholders.

REPORT OF THE COMPENSATION COMMITTEE

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

This report is furnished by the Compensation Committee of the Board of Directors.

John M. Piecuch, Chairman Vincent D. Foster Murray S. Simpson

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this proxy statement, in whole or in part, the foregoing Report of the Compensation Committee shall not be deemed to be filed with the SEC or incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference.

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation we paid for 2006, 2007 and 2008 to Named Executive Officers.

Name and Principal Position	Year	Salary(1)(2)	Bonus(3)	Restricted Stock Awards(4)	Option Awards (5)	Non-Equity Incentive Plan Compensation(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(7)	Other Compensation(8)	Total

Michael W. Harlan,	2008	$491,250	$250,000	$343,794	$8,662	$0	$0	$12,190	$1,105,896
President and Chief Executive	2007	$423,333	$0	$276,070	$0	$0	$0	$30,344	$729,747
Officer	2006	$389,923	$66,614	$226,506	$6,579	$64,386	$0	$26,279	$789,833

Robert D. Hardy,	2008	$343,750	$153,000	$114,838	$3,465	$0	$0	$12,190	$627,243
Executive Vice President	2007	$306,250	$0	$170,829	$0	$0	$0	$23,940	$501,019
and Chief Financial Officer	2006	$243,750	$30,900	$125,031	$0	$44,100	$0	$23,471	$467,252

Thomas J. Albanese,	2008	$298,170	$41,458	$83,469	$0	$0	$0	$11,776	$434,873
Executive Vice President of	2007	$290,394	$0	$68,706	$0	$0	$0	$17,833	$376,933
Sales – Bay Area Region	2006	$292,275	$14,473	$54,587	$2,056	$30,527	$0	$17,624	$392,279

Curt M. Lindeman, Vice President, General Counsel and Corporate Secretary (9)	2008	$233,750	$73,500	$82,287	$3,465	$0	$0	$12,052	$405,054

Michael L. Gentoso, Regional Vice President – Atlantic Region (9)	2008	$235,175	$71,000	$76,515	$0	$0	$0	$12,135	$394,825

Gary J. Konnie, Vice President – Human Resources (9)	2008	$232,500	$70,500	$85,769	$3,465	$0	$0	$12,124	$404,358

Scott R. Evans, former South	2008	$190,001	$0	$281,148	$0	$0	$0	$354,196	$825,345
Regional Vice President –Central Region (10)	2007	$240,000	$0	$77,243	$0	$0	$0	$25,837	$343,080

(1)
Cash compensation received by each NEO in 2006, 2007 and 2008 is found in the “Salary,” “Bonus” and “Non-Equity Incentive Plan Compensation” columns, as well as a portion of the amount reflected in the “Other Compensation” column, of this table.  The figures shown in the Salary column of this table reflect the amount actually received by the NEO, not such officer’s annual rate of pay for the applicable year; rates of pay may/would be higher than amounts shown if an officer began employment with us during a particular year and annual pay increases for all executive officers are generally not effective until April of such year.  In addition, an officer’s rate of pay may change over the course of the year due to a change in job title or responsibilities.

(2)
The amounts shown in this column include that portion of salary that the NEOs may have deferred pursuant to our Deferred Compensation Plan.  Aggregate deferrals by Messrs. Harlan, Hardy and Albanese of amounts included in the “Salary” column for 2008 are disclosed in “Nonqualified Deferred Compensation,” below.

(3)
No bonuses were paid to the NEOs for 2008 pursuant to the 2008 Annual Salaried Team Member Incentive Plan (adopted under the 1999 Incentive Plan).  The overall company EBITDA performance for 2008 was approximately 69% of budget, and the 85% threshold required for any bonus to be paid out under the 2008 Incentive Plan was not met. However, the compensation committee exercised its discretion and awarded cash bonuses to each of the NEOs, except Mr. Evans, to recognize them for achieving certain strategic and financial objectives during the year, to maintain competitive compensation levels while freezing executive base pay for 2009, to compensate for historically below-market levels for each of the components of total compensation (base salary, bonus and long-term incentive), and to retain and incentivize such individuals.

(4)
The amounts shown in the “Restricted Stock Awards” column represent the compensation cost recognized by the Company in 2008 under SFAS No. 123(R) for grants made in 2008 and prior fiscal years, disregarding estimated forfeitures. Assumptions used in the calculation of this amount are included in Note 5 to our consolidated financial statements for the year ended December 31, 2008, which are included in our annual report on Form 10-k for the year ended December 31, 2008.  For financial statement reporting purposes, we determined the fair market value of a restricted stock award on the grant date using the closing price of our common stock on the date of grant amortized on a straight-line basis over the four year vesting period.  We recognize the fair value of the award as the compensation expense over the requisite service period. The values shown in this column are not representative of the amounts that may eventually be realized by the executive.

(5)
The amounts shown in the “Option Awards” column represent the compensation cost recognized by the Company in 2008 under SFAS No. 123(R) for grants made in 2008 and prior fiscal years, disregarding estimated forfeitures.  Assumptions used in the calculation of this amount are included in Note 5 to our consolidated financial statements for the year ended December 31, 2008 referenced in (4) above.  For financial statement reporting purposes, we determined the fair market value of a stock option award on the grant date using the closing price of our common stock on the date of grant. The values shown in this column are not representative of the amounts that may eventually be realized by the executive.

(6)
The overall company EBITDA performance for 2008 was approximately 69% of budget. The 85% threshold required for any bonus to be paid out was not met, so NEOs did not receive any cash bonus under the 2008 Annual Salaried Team Member Incentive Plan.

(7)
There are no nonqualified deferred compensation earnings reflected in this column because none of the NEOs received above-market or preferential earnings on such compensation during 2006, 2007 or 2008.

(8)	The amounts in the “Other Compensation” column include the following items for fiscal year 2008:

(a)	Matching contributions under our 401(k) Plan of $11,500 for each of Messrs. Harlan, Hardy, Albanese, Lindeman, Gentoso and Konnie, and $9,500 for Mr. Evans.

(b)	Life insurance premiums paid by us for Messrs. Harlan, Hardy, Albanese, Lindeman, Gentoso and Konnie and Evans of $690, $690, $276, $552, $635, $624 and $524, respectively.

(c)	Amounts paid to Mr. Evans pursuant to the terms of his Executive Severance Agreement.

(9)	No information is reported for Messrs. Lindeman, Gentoso and Konnie for 2006 and 2007, as they were not NEOs for such years.

(10)	No information is provided for Mr. Evans for 2006, as he was not an NEO for 2006.

GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target($)	Maximum ($)	Threshold (#)	Target(#)	Maximum (#)	Stock (#)	Options (#)	Awards ($)	Awards (3) ($)

Michael	2/15/08	187,500	375,000	750,000	N/A	30,000	N/A	0	0	N/A	123,600
W. Harlan	2/15/08					25,000				4.12	39,548

Robert	2/15/08	105,000	210,000	420,000	N/A	30,000	N/A	0	0	N/A	123,600
D. Hardy	2/15/08					10,000				4.12	15,819

Thomas J. Albanese	2/15/08	60,153	120,305	240,610	N/A	20,000	N/A	0	0	N/A	82,400

Curt M.	2/15/08	49,000	98,000	196,000	N/A	26,000	N/A	0	0	N/A	107,120
Lindeman	2/15/08					10,000				4.12	15,819

Michael L. Gentoso	2/15/08	47,380	94,760	189,520	N/A	26,000	N/A	0	0	N/A	107,120

Gary J.	2/15/08	47,000	94,000	188,000	N/A	26,000	N/A	0	0	N/A	107,120
Konnie	2/15/08					10,000				4.12	15,819

Scott R. Evans (4)	N/A	N/A	N/A	N/A	N/A	26,000	N/A	0	0	N/A	107,120

(1)
The NEOs are eligible to earn annual non-equity incentive compensation under our short-term incentive plan for each fiscal year based on achievement of certain performance measures. Under the 2008 Annual Salaried Team Member Incentive Plan, in order for any bonus to be paid out, the overall company EBITDA performance had to be equal to or greater than 85% of budget. If that level of performance had been attained, a participant’s bonus payout would have been based on: (1) such participant’s target bonus; (2) the financial and nonfinancial performance of such participant’s business unit; and (3) such participant’s individual performance. The total bonus pool available to be paid was subject to increase or decrease at the discretion of the compensation committee, based on overall company and business unit(s) EBITDA performance compared to budget and/or prior-year performance.  The overall company EBITDA performance for 2008 was below the budged EBITDA threshold. The 85% threshold required for any bonus to be paid out was not met, so the NEOs were not entitled to receive any cash bonus under the 2008 Annual Salaried Team Member Incentive Plan. However, the compensation committee exercised its discretion and awarded cash bonuses to each of the NEOs, except Mr. Evans, to recognize them for achieving certain strategic and financial objectives during the year, to maintain competitive compensation levels while freezing executive base pay for 2009, to compensate for historically below-market levels for each of the components of total compensation (base salary, bonus and long-term incentive), and to retain and incentivize such individuals. The threshold bonus was established as one-half of the target bonus.  The percentage of base pay for the NEOs for the target bonus was as follows: Messrs. Harlan (75%), Hardy (60%), Albanese (40%), Lindeman (40%), Gentoso (40%) and Konnie (40%).  The Maximum bonus was established as double the target bonus.

(2)
Stock and non-qualified stock option awards granted to the NEOs vest in equal installments over a four-year period. There is no threshold for these equity awards, but we were limited to annual grants of 100,000 shares of our common stock pursuant to our 1999 Incentive Plan. The target equity awards for the NEOs are based on their respective grade levels and the 50th percentile of the comparative long-term compensation data for equivalent positions from peer companies.

(3)
The grant date fair value has been computed in accordance with SFAS No. 123(R), based on closing market price of our common stock on the date of the award. The fair market value of the stock awards granted effective as of February 15, 2008 was calculated using the closing market price of $4.12 on February 15, 2008.

(4)	Mr. Evans, our former Regional Vice President – South Central Region, left our company on October 15, 2008, and thus did not receive any non-equity incentive compensation.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested (2)

Michael W. Harlan	175,000	0	$8.00	5/25/2009	79,750	$267,960
	70,000	0	$8.00	3/2/2010
	60,000	0	$7.00	3/15/2011
	80,000	0	$6.27	2/29/2012
	0	25,000	$4.12	2/15/2018

Robert D. Hardy	0	10,000	$4.12	2/15/2018	52,500	$176,400

Thomas J. Albanese	25,000	0	$7.00	3/15/2011	34,000	$114,240
	25,000	0	$6.27	2/29/2012

Curt M. Lindeman	0	10,000	$4.12	2/15/2018	41,000	$137,760

Michael L. Gentoso	25,000	0	$6.44	2/13/2011	40,000	$134,400

Gary J. Konnie	0	10,000	$4.12	2/15/2018	32,875	$110,460

Scott R. Evans	5,000	0	$7.00	3/15/2011	0	$0
	10,000	0	$6.27	2/29/2012

(1)	The unvested stock awards become vested as follows:

	Harlan	Hardy	T. Albanese	Lindeman	Gentoso	Konnie
3/1/09	22,375	16,250	9,250	6,500	9,125	9,125
5/1/09	8,125	─	3,000	─	2,250	─
6/30/09	1,250	─	─	1,500	─	─
10/1/09	─	─	─	1,250	1,625	─
11/1/09	─	─	─	─	─	─
1/1/10	─	─	─	4,750	─	─
3/1/10	22,375	16,250	9,250	6,500	9,125	9,125
6/30/10	1,250	─	─	1,500	─	─
10/1/10	─	─	─	1,250	1,625	─
1/1/11	─	─	─	4,750	─	─
3/1/11	15,625	12,500	7,500	6,500	8,125	8,125
6/30/11	1,250	─	─	─	─	─
10/1/11	─	─	─	─	1,625	─
3/1/12	7,500	7,500	5,000	6,500	6,500	6,500

(2)
The market value of the shares that have not vested is calculated using the closing market price of our common stock at the end of our last completed fiscal year.  Accordingly, the value was determined based on the closing market price of our common stock on the Nasdaq as of December 31, 2008, the last trading day of 2008, which was $3.36.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting

Michael W. Harlan (1)	0	$0	77,629	$287,548

Robert D. Hardy (2)	0	$0	21,250	$74,288

Thomas J. Albanese (3)	0	$0	8,500	$30,983

Curt M. Lindeman (4)	0	$0	7,500	$28,935

Michael L. Gentoso (5)	0	$0	7,188	$27,433

Gary J. Konnie (6)	0	$0	8,875	$30,161

Scott R. Evans (7)	0	$0	52,875	$114,043

(1)
Mr. Harlan vested in 14,875 shares of restricted stock on March 1, 2008, 42,129 shares of stock on March 19, 2008, 19,375 shares of restricted stock on May 1, 2008 and 1,250 shares of restricted stock on June 30, 2008.

(2)	Mr. Hardy vested in 8,750 shares of restricted stock on March 1, 2008 and 12,500 shares of restricted stock on November 1, 2008.

(3)	Mr. Albanese vested in 4,250 shares of restricted stock on March 1, 2008 and 4,250 shares of restricted stock on May 1, 2008.

(4)	Mr. Lindeman vested in 4,750 shares of restricted stock on January 1, 2008, 1,500 shares of restricted stock on June 30, 2008 and 1,250 shares of restricted stock on October 1, 2008.

(5)	Mr. Gentoso vested in 2,625 shares of restricted stock on March 1, 2008, 2,938 shares of restricted stock on May 1, 2008 and 1,625 shares of restricted stock on October 1, 2008.

(6)	Mr. Konnie vested in 2,625 shares of restricted stock on March 1, 2008 and 6,250 shares of restricted stock on November 1, 2008.

(7)	Mr. Evans vested in 5,500 shares of restricted stock on March 1, 2008, 3,375 shares of restricted stock on May 1, 2008 and 44,000 shares of restricted stock on October 15, 2008.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last Fiscal Year (1)	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals / Distributions (2)	Aggregate Balance at Last Fiscal Year-End

Michael W. Harlan	$29,475	$0	$(17,800)	$0	$128,541

Robert D. Hardy	$17,188	$0	$121	$0	$17,308

Thomas J. Albanese (3)	$17,512	$0	$(7,870)	$0	$47,262

(1)
Represents employee contributions under the deferred compensation plan.  Such contributions are included under the appropriate “Salary” column for 2008 in the Summary Compensation Table above. Under the deferred compensation plan, participating executive officers may defer up to 80% of their base compensation, and up to 100% of their incentive compensation. The deferral reduces the participating executives’ federal taxable income in the year of deferral. However, Federal Insurance Contributions Act (FICA) contributions, Medicare and local income taxes are paid at the time of deferral.

(2)
Under our deferred compensation plan, the participant has a choice of mutual fund investments.  The value of the participant’s account can increase or decrease depending on the performance of the funds chosen.  At any time, the participant may change where future deposits and current balances are invested.  However, participants may only make deferral elections once prior to each fiscal year.  The plan is administered by our Vice President – Human Resources and a professional administrator tracks the investment returns and provides participants with monthly statements showing participant contributions and gains/losses on investments.  We have included in this column all other changes in the participant’s account balance not accounted for by either contributions and/or withdrawals, which includes dividends, interest received and unrealized gains and losses on investments.

(3)
Although Mr. Albanese still participates in the deferred compensation plan, he is no longer considered one of our executive officers, effective as of May 24, 2007.  He is still our Executive Vice President of Sales – Bay Area Region.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pursuant to our Code of Ethics and Business Conduct, all employees (including our NEOs) who have, or whose immediate family members have, any direct or indirect financial or other participation in any business that competes with, supplies goods or services to, or is a customer of U.S. Concrete, are required to disclose to our Chief Executive Officer or General Counsel prior to transacting such business. Our employees are expected to make reasoned and impartial decisions in the work-place. As a result, approval of related-party business will be denied if we believe that an employee’s interest in such business could influence decisions relative to our business, or have the potential to adversely affect our business or the objective performance of the employee’s work.  Our Board members are also responsible for complying with our Code of Ethics and Business Conduct, which is in writing and is available on our Web site at www.us-concrete.com under Investor Relations – Corporate Governance. You may also obtain a written copy by making a request to our Corporate Secretary by mail at U.S. Concrete, Inc., 2925 Briarpark Drive, Suite 1050, Houston, Texas 77042 or by phone by calling (713) 499-6200.

On completion of our initial public offering in 1999, we entered into new facilities leases, or extended existing leases, with former stockholders or affiliates of former stockholders of several of our newly acquired subsidiaries, including, Central Concrete Supply Co., Inc. (“Central”). Those leases generally provide for initial lease terms of 15 to 20 years, with one or more extension options we may exercise. William T. Albanese, a former owner of Central and our current Vice President of Business Development – Northern California, is a member of our Board of Directors, and Thomas J. Albanese, a former owner of Central and brother to William T. Albanese, is an employee of ours and previously was designated as one of our executive officers. The leases with Central relate to two facilities and provide for aggregate annual rentals of $350,736. We believe the rentals we must pay under each of these leases are at fair market rates.

Central employed Lauren Cerrito, the daughter of William T. Albanese, during 2008. Central paid Mrs. Cerrito an aggregate of $176,787 in salary, bonus, health insurance opt-out and 401(k) plan matching contributions in 2008. In 2008, we granted to Mrs. Cerrito 4,000 shares of our restricted common stock, which vest in four equal annual installments beginning in March 2009. We granted those restricted shares on the same terms and conditions as the restricted shares we granted to other employees in 2008.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and any persons beneficially owning more than 10% of our common stock to report their initial ownership of common stock and any subsequent changes in that ownership to the SEC. SEC rules establish due dates for these reports, and we are required to disclose in this proxy statement any failure to file by those dates. All required 2008 filings were made on a timely basis with the exception of two late filings by Mr. Evans. In making these disclosures, we relied solely on written statements of directors, executive officers and stockholders and copies of the reports they have filed with the SEC.

REPORT OF THE AUDIT COMMITTEE

To the Board of Directors of U.S. Concrete, Inc.:

We have reviewed and discussed with management U.S. Concrete’s audited financial statements as of and for the year ended December 31, 2008.

In addition, we have discussed with PricewaterhouseCoopers LLP, U.S. Concrete’s independent registered public accounting firm, the matters required to be discussed by Statement of Auditing Standards No. 61,  Communication with Audit Committees, as amended, adopted by the Public Company Accounting Oversight Board in Rule 3200T. We have also reviewed and discussed with management and PricewaterhouseCoopers LLP management’s report on the effectiveness of internal control over financial reporting and PricewaterhouseCoopers LLP’s report on the effectiveness of U.S. Concrete’s internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

We have received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board, and we have discussed with that firm its independence from U.S. Concrete. In addition, we concluded that PricewaterhouseCoopers LLP’s provision of services that are not related to the audit of U.S. Concrete’s financial statements was compatible with that firm’s independence from U.S. Concrete.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors of U.S. Concrete that the audited financial statements referred to above be included in U.S. Concrete’s annual report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.

The Audit Committee

Mary P. Ricciardello, Chairperson
Vincent D. Foster
John M. Piecuch

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this proxy statement, in whole or in part, the foregoing Report of the Audit Committee shall not be deemed to be filed with the SEC or incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF
 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our Board has selected PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the year ending December 31, 2009. PricewaterhouseCoopers LLP has audited our financial statements since May 16, 2002. Although we are not required to seek stockholder approval of this appointment, it has been our practice to do so. No determination has been made as to what action the audit committee and the Board would take if our stockholders fail to ratify the appointment. Even if the appointment is ratified, the audit committee retains discretion to appoint a new independent registered public accounting firm if the audit committee concludes such a change would be in the best interests of U.S. Concrete. We expect representatives of PricewaterhouseCoopers LLP to be present at the meeting and available to respond to appropriate questions by stockholders. They will have the opportunity to make a statement if they so desire.

Assuming the presence of a quorum, the affirmative vote of a majority of the votes cast on the proposal is necessary to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2009. The form of proxy provides a means for you to vote for the ratification of the selection of our independent registered public accounting firm, to vote against it or to abstain from voting for or against it. If you voted via the Internet or telephone, or if you elected to receive printed versions of the materials and received a paper proxy card, and if you properly sign and return the proxy card, but do not specify how to vote the shares represented by your proxy, the persons named as proxies will vote “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Assuming the presence of a quorum, in determining whether this item has received the requisite number of affirmative votes, abstentions and broker non-votes will not affect the vote.

Our Board recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2009.

Fees Incurred by U.S. Concrete to Independent Registered Public Accounting Firm

The following table sets forth the fees we incurred for services provided by our independent registered public accounting firm, PricewaterhouseCoopers LLP, during 2008 and 2007.

Fee Category	2008	2007
Audit Fees (1)	$717,550	$722,600
Audit-Related Fees (2)	$63,100	$31,950
Tax Fees (3)	—	$3,680
All Other Fees (4)	$1,599	$1,599
Total	$782,249	$759,829

(1)
Audit fees relate to professional services rendered in connection with the audit of our annual financial statements, quarterly review of financial statements included in our Forms 10-Q and audit services provided in connection with other statutory and regulatory filings.

(2)
The 2008 audit-related fees represent fees related to our responses to SEC comment letters for our annual report on Form 10-K for the year ended December 31, 2007 and a subsequently filed quarterly report on Form 10-Q, as well as the review of the financial statements of our Michigan joint venture with the Edw. C. Levy Co., Superior Materials Holdings, LLC. Audit-related fees for 2007 include fees related to the review of the financial statements of, and other professional services in connection with the formation of, Superior Materials Holdings, LLC.

(3)	Tax fees in 2007 relate to miscellaneous tax consulting work.

(4)	All other fees consist of fees for products and services other than the services reported above. In 2008 and 2007, these fees consisted of licensing fees for accounting research software.

Policy on Pre-Approval by Audit Committee of Services Performed by Independent Auditors

            The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. The audit committee generally will pre-approve specific audit services for the upcoming or current fiscal year, subject to a specified cost level. Any service that is not included among the pre-approved audit services and any non-audit service must be separately pre-approved by the Audit Committee Chairperson. The Chairperson reports any pre-approval decisions to the audit committee at its next scheduled meeting. The audit committee does not delegate to management any of its responsibilities to pre-approve services performed by our independent auditors.

None of the services related to the audit-related fees or other fees described above was approved by the audit committee pursuant to the waiver of pre-approval provisions set forth in applicable rules of the SEC.

EXPENSES RELATING TO THIS PROXY SOLICITATION

We will pay all expenses relating to this proxy solicitation. In addition to this solicitation, our officers, directors and regular employees may solicit proxies by telephone without extra compensation for that activity. We also expect to reimburse banks, brokers and other persons for reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners of our common stock and obtaining the proxies of those owners.

OTHER INFORMATION

Date for Submission of Stockholder Proposals

            Under rules the SEC has established, any stockholder who wishes to have a qualified proposal considered for inclusion in our proxy statement for our 2010 Annual Meeting of Stockholders must send notice of the proposal to our Corporate Secretary at our principal executive offices, 2925 Briarpark Drive, Suite 1050, Houston, Texas 77042, so that we receive that notice by no later than the close of business on November 26, 2009. If you submit a stockholder proposal, you must provide your name and address, the number of shares of common stock you hold of record or beneficially, the date or dates on which you acquired those shares and documentary support for any claim of beneficial ownership.

In addition, our bylaws establish an advance-notice procedure for stockholder proposals to be brought before an annual meeting. The procedure provides that stockholders must submit proposals to us in writing containing certain information specified in our bylaws no earlier than the 180 th day and no later than the close of business on the 90 th day prior to the first anniversary of our preceding year’s annual meeting. These requirements are in addition to the SEC’s requirements with which a stockholder must comply to have a stockholder proposal included in our proxy statement. Stockholders may obtain a copy of our bylaws by making a written request to our Corporate Secretary.

Under these bylaw provisions, we must receive stockholder proposals for our 2010 Annual Meeting of Stockholders no earlier than November 7, 2009 and no later than February 5, 2010. Stockholders must deliver the proposals to Corporate Secretary, U.S. Concrete, Inc., 2925 Briarpark Drive, Suite 1050, Houston, Texas 77042.

We received no stockholder proposals and no stockholder director nominations for the 2009 Annual Meeting of Stockholders.

Householding of Annual Meeting Materials

In accordance with notices previously sent to many stockholders who hold their shares through a bank, broker or other holder of record (“street-name stockholders”) and share a single address, if such a stockholder requested printed versions of these materials, only one annual report and proxy statement is being delivered to that address unless contrary instructions from any other stockholder at that address were received. This practice, known as “householding,” is intended to reduce our printing and postage costs. However, any such street-name stockholder residing at the same address who wishes to receive a separate copy of the Notice, this proxy statement or the accompanying annual report to stockholders, or any future notices or proxy materials, may make a request for these items by contacting the bank, broker or other holder of record, or by contacting us by telephone at 713-499-6200, by e-mail to corporatesecretary@us-concrete.com or by mail to: U.S. Concrete, Inc., 2925 Briarpark Drive, Suite 1050, Houston, Texas 77042, Attention: Corporate Secretary. We will deliver the requested materials promptly upon receiving such a request.  The voting instructions sent to a street-name stockholder should provide information on how to request (1) householding of our future materials or (2) separate materials if only one set of documents is being sent to a household. If they do not, a stockholder who would like to make one of these requests should contact us as indicated above.

Other Matters

            The Board of Directors does not intend to bring any other matters before the annual meeting and has not been informed that any other matters are to be presented by others. If any other matters properly come before the annual meeting, the persons named in the form of proxy will vote all proxies according to their best judgment. The form of proxy provides that the persons named as proxies have discretionary authority to vote on matters not known or determined on the date of this proxy statement.

Please vote via Internet or telephone or mail as soon as possible.  Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the 2009 Annual Meeting of Stockholders, no business can be transacted.  Therefore, please vote by telephone or over the Internet by following the instructions included in the Notice, or if you elected to receive printed versions of the materials, please be sure to date and sign your proxy exactly as your name appears on your stock certificate and return it in the postage-paid return envelope enclosed with the printed materials. Please act promptly to ensure that you will be represented at the meeting.

By Order of the Board of Directors,

/s/ Curt M. Lindeman

Curt M. Lindeman
Vice President, General Counsel and Corporate Secretary

Houston, Texas
March 26, 2009